As filed with the Securities and Exchange Commission on October 12, 2021

Registration Statement No. 333-259343

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

Registration Statement

Under the

Securities Act of 1933

SOUTHWESTERN ENERGY COMPANY

(Exact name of each registrant as specified in its respective charter)

Delaware	1311	71-0205415
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

10000 Energy Drive

Spring, Texas 77389

(832) 796-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chris Lacy

Vice President, General Counsel and Secretary

Southwestern Energy Company

10000 Energy Drive

Spring, Texas 77389

(832) 796-1000

(Address, including zip code, and telephone number, including area code, of principal executive offices of the registrant)

Copies to:

P. Michelle Gasaway, Esq.

Frank Bayouth, Esq.

Eric C. Otness, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street, Suite 6800

Houston, Texas 77002

(713) 655-5100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
5.375% Senior Notes due 2029	$698,528,000	100%	$698,528,000	$76,209.40(3)
Guarantees of 5.375% Senior Notes due 2029(2)	N/A	N/A	N/A	—
Total	$698,528,000	—	$698,528,000	$76,209.40

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the guarantees, and no separate registration fee is payable pursuant to Rule 457(n) under the Securities Act of 1933, as amended.
(3)	Includes $76,096.48 of the registration fee previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number
Angelina Gathering Company, LLC	Texas	71-0205415
A.W. Realty Company, LLC	Texas	71-0205415
SWN Drilling Company, LLC	Texas	71-0205415
SWN E & P Services, LLC	Texas	71-0205415
SWN Energy Services Company, LLC	Texas	71-0205415
SWN International, LLC	Delaware	71-0205415
SWN Midstream Services Company, LLC	Texas	71-0205415
SWN Producer Services, LLC	Texas	71-0205415
SWN Production Company, LLC	Texas	71-0205415
SWN Production (Louisiana), LLC	Texas	82-3993623
SWN Production (Ohio), LLC	Texas	71-0205415
SWN Water Resources Company, LLC	Texas	71-0205415
SWN Well Services, LLC	Texas	71-0205415

The address, including zip code, and telephone number, including area code, of each of the subsidiary guarantor Registrant’s principal executive offices is 10000 Energy Drive, Spring, Texas 77389, telephone (832) 796-1000. The name, address, and telephone number of the agent for service for each subsidiary guarantor Registrant is Christopher W. Lacy, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389, telephone (832) 796-1000.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 12, 2021

Southwestern Energy Company

Offer to Exchange

Up to $698,528,000 5.375% Senior Notes due 2029 (the “Outstanding Notes”)

for up to

$698,528,000 5.375% Senior Notes due 2029 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)

Guaranteed by the Subsidiary Guarantors

We are offering to exchange up to $698,528,000 aggregate principal amount of our registered New Notes for up to $698,528,000 aggregate principal amount of our unregistered Outstanding Notes. The Outstanding Notes are, and the New Notes will be, guaranteed (the “guarantees”) by our subsidiaries Angelina Gathering Company, LLC, A.W. Realty Company, LLC, SWN Drilling Company, LLC, SWN E&P Services, LLC, SWN Energy Services Company, LLC, SWN International, LLC, SWN Midstream Services Company, LLC, SWN Producer Services, LLC, SWN Production Company, LLC, SWN Production (Louisiana), LLC, SWN Production (Ohio), LLC, SWN Water Resources Company, LLC and SWN Well Services, LLC.

The Exchange Offer will expire at 5:00 p.m., New York City time, on                , 2021 (the “Expiration Date”), unless we extend the Exchange Offer with respect to the Outstanding Notes in our sole and absolute discretion. We will announce any extension by press release or other permitted means no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. You may withdraw any Outstanding Notes tendered until the expiration of the Exchange Offer.

Terms of the Exchange Offer:

•	We will exchange the New Notes for the Outstanding Notes that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer.

•	You may validly withdraw tenders of the Outstanding Notes at any time prior to the expiration of the Exchange Offer.

•

The form and terms of the New Notes are substantially identical to the form and terms of the Outstanding Notes, except that (i) the New Notes are registered under the Securities Act, (ii) the transfer restrictions, restrictive legends and registration rights applicable to the Outstanding Notes do not apply to the New Notes and (iii) the New Notes will not have the right to earn additional interest under certain circumstances related to our registration obligations.

•

We believe that the exchange of Outstanding Notes for New Notes will not be a taxable event for U.S. federal income tax purposes. You should see the discussion under “United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the Exchange Offer.

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letters of transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

For a discussion of factors you should consider in determining whether to tender your Outstanding Notes in connection with the Exchange Offer, see the information under “Risk Factors” beginning on page 22 of this prospectus, as well as in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 and in the other documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2021.

You should read this document together with additional information described under the heading “Where You Can Find More Information and Incorporation By Reference.” You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer to sell any series of securities in any state where the offer or sale is not permitted. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference or, in each case, as of any earlier date as of which such information is given. This prospectus does not constitute an offer, or an invitation on our behalf to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Unless we have indicated otherwise, references in this prospectus to the “Company,” “we,” “us,” “our” and “Southwestern” refer to Southwestern Energy Company and its subsidiaries, and references to “subsidiary guarantors” refer to Angelina Gathering Company, LLC, A.W. Realty Company, LLC, SWN Drilling Company, LLC, SWN E&P Services, LLC, SWN Energy Services Company, LLC, SWN International, LLC, SWN Midstream Services Company, LLC, SWN Producer Services, LLC, SWN Production Company, LLC, SWN Production (Louisiana), LLC, SWN Production (Ohio), LLC, SWN Water Resources Company, LLC and SWN Well Services, LLC. With respect to the discussion of the terms of the New Notes in the section entitled “Prospectus Summary—Summary of Terms of New Notes” and in the section entitled “Description of the New Notes” the “Company,” “we,” “us,” “our” and “Southwestern” refer to Southwestern Energy Company and its subsidiaries.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information or representations. This prospectus constitutes an offer to sell only the New Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer of any securities in any jurisdiction where the offer is not permitted.

i

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

Some of the information that you may want to consider is not included in this prospectus, but rather is “incorporated by reference” herein or therein from certain reports that we have filed with the SEC. This permits us to disclose important information by referring to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus is considered part of this prospectus, except for any information that is updated or superseded, and contains important business and financial information. We incorporate by reference the following documents and all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, after the date of this prospectus and at or prior to the Expiration Date, provided, however, that Southwestern is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021;

•	Those portions of our Definitive Proxy Statement on Schedule 14A that was filed on April 8, 2021 and are incorporated by reference into Part III of our Form 10-K for the year ended December 31, 2020;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed with the SEC on April 29, 2021 and July 29, 2021, respectively; and

•

Our Current Reports on Form 8-K filed on January  4, 2021 (Item 5.02 only), May  21, 2021, June  2, 2021, June  9, 2021, July  2, 2021 (Item 8.01 only), July  15, 2021 (Item 5.02 only), August  2, 2021, August  10, 2021, August  16, 2021, August  17, 2021, August  17, 2021 (Item 1.01 only), August  27, 2021, August  30, 2021, September  1, 2021, September 3, 2021 and September 13, 2021 and on Form 8-K/A filed on January 22, 2021.

Information that is furnished to the SEC (including information furnished under Item 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit) shall not be incorporated by reference or deemed to be incorporated by reference into this prospectus.

We will provide without charge to each person, including any beneficial owner of securities offered under this prospectus, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated by reference into this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or this prospectus. You should direct any such requests to us at the following address:

Southwestern Energy Company

10000 Energy Drive

Spring, Texas 77389

Attention: Investor Relations

(832) 796-4700

Statements made in this prospectus or in any document incorporated by reference into this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the documents incorporated by reference herein, each such statement being qualified in all material respects by such reference.

Any statement made in a document incorporated by reference or deemed incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s belief and assumptions about the future in light of information currently available to our management. Forward-looking statements relate to future events and anticipated results of operations and business strategies, statements regarding the anticipated benefits of the Indigo Merger (as defined below), the anticipated impact of the Indigo Merger on Southwestern’s business and future financial and operating results, the expected amount and timing of synergies from the Indigo Merger and other aspects of operations or operating results. All statements, other than statements of historical fact, included in this prospectus that address activities, events or developments that Southwestern or Indigo (as defined below) expects, believes or anticipates will or may occur in the future are forward-looking statements. Words and phrases such as “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, Southwestern or Indigo expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond Southwestern’s and Indigo’s control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results or events to differ materially from those included in this prospectus. These include:

•

risks related to the Indigo Merger, including potential litigation relating to the Indigo Merger, and the effect of the consummation of the Indigo Merger on business relationships, operating results, employees, stakeholders and business generally of the parties;

•	our ability to realize the expected benefits from acquisitions, including the Montage Merger (as defined below) and the Indigo Merger (together, the “Mergers”);

•	costs in connection with the Mergers;

•	integration of operations and results subsequent to the Mergers;

•

the timing and extent of changes in market conditions and prices for natural gas, oil and natural gas liquids (“NGLs”) (including regional basis differentials) and the impact of reduced demand for our production and products in which our production is a component due to governmental and societal actions taken in response to the COVID-19 or other pandemic;

•	our ability to fund our planned capital investments;

•	a change in our credit rating, an increase in interest rates and any adverse impacts from the discontinuation of the London Interbank Offered Rate;

•	the extent to which lower commodity prices impact our ability to service or refinance our existing debt;

•	the impact of volatility in the financial markets or other global economic factors, including the impact of COVID-19 or other diseases;

•	difficulties in appropriately allocating capital and resources among our strategic opportunities;

•	the timing and extent of our success in discovering, developing, producing and estimating reserves;

•	our ability to maintain leases that may expire if production is not established or profitably maintained;

•	our ability to transport our production to the most favorable markets or at all;

•	availability and costs of personnel and of products and services provided by third parties;

•

the impact of government regulation, including changes in law, the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation or regulation relating to hydraulic fracturing or other drilling and completing techniques, climate and over-the-counter derivatives;

•	the impact of the adverse outcome of any material litigation against us or judicial decisions that affect us or our industry generally;

•	the effects of weather or power outages;

•	increased competition;

•	the financial impact of accounting regulations and critical accounting policies;

•	the comparative cost of alternative fuels;

•	credit risk relating to the risk of loss as a result of non-performance by our counterparties; and

•	any other factors listed in the reports we have filed and may file with the SEC;

These and other risks and uncertainties are described under the “Risk Factors” section of this prospectus, and under Part 1, Item 1A., “Risk Factors” and elsewhere in Southwestern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), Part 2, Item 1A., “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 and Part 2, Item 1A., “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021. In addition, Southwestern may be subject to currently unforeseen risks that may have a materially adverse impact on it. For additional information, see the sections entitled “Risk Factors” and “Where You Can Find More Information and Incorporation by Reference”.

Should one or more of the risks or uncertainties described above or elsewhere in this prospectus occur, or should underlying assumptions prove incorrect, Southwestern’s actual results and plans could differ materially from those expressed in any forward-looking statements. Southwestern specifically disclaims all responsibility to update publicly any information contained in a forward-looking statement or any forward-looking statement in its entirety and therefore disclaim any resulting liability for potentially related damages. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

MARKET AND INDUSTRY DATA

Market and industry data and forecasts included or incorporated by reference in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. Although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements included or incorporated by reference in this prospectus.

NON GAAP FINANCIAL MEASURES

Pre-tax PV-10 is a non-GAAP financial measure and generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. Neither pre-tax PV-10 nor standardized measure represents an estimate of the fair market value of our oil and natural gas properties. We understand that securities analysts use pre-tax PV-10 as one measure of the value of a company’s current proved reserves and to compare relative values among peer companies without regard to income taxes.

Total capitalization is non-GAAP financial measure that is defined as total debt plus total equity.

PROSPECTUS SUMMARY

This summary highlights information from this prospectus to help you understand this Exchange Offer. You should read carefully the entire prospectus and the documents incorporated by reference herein for a more complete understanding of this Exchange Offer. You should read “Risk Factors” beginning on page 22 of this prospectus as well as in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 for more information about important risks that you should consider before making an investment in the New Notes.

As used herein, references in this prospectus to “pro forma” or “on a pro forma basis,” mean giving pro forma effect to the Indigo Merger and, as applicable, the Montage Merger and certain related transactions, as set forth in the unaudited pro forma financial statements and related notes incorporated by reference in this prospectus, but not the Financing Transactions (as defined below). In addition, unless we specifically state otherwise, the information in this prospectus, including the documents incorporated by reference, does not give effect to the Indigo Merger.

Southwestern Energy Company

Southwestern is an independent energy company engaged in natural gas, oil and natural gas liquids exploration, development and production, which we refer to as “E&P.” We are also focused on creating and capturing additional value through our marketing business, which we refer to as “Marketing.” We conduct most of our businesses through subsidiaries, and we currently operate exclusively in the lower 48 United States.

E&P. Our primary business is the exploration for, and production of, natural gas, oil and NGLs, with our ongoing operations focused on the development of unconventional natural gas reservoirs located in Pennsylvania, Ohio and West Virginia. Our operations in northeast Pennsylvania, which we refer to as “Northeast Appalachia,” are primarily focused on the unconventional natural gas reservoir known as the Marcellus Shale. Our operations in West Virginia, Ohio and southwest Pennsylvania, which we refer to as “Southwest Appalachia,” are focused on the Marcellus Shale, the Utica and the Upper Devonian unconventional natural gas and oil reservoirs. Collectively, we refer to our properties in Pennsylvania, Ohio and West Virginia as “Appalachia.” We also have drilling rigs located in Appalachia, and we provide certain oilfield products and services, principally serving our E&P operations through vertical integration.

On November 13, 2020, we closed on our Agreement and Plan of Merger with Montage Resources Corporation (“Montage”) pursuant to which Montage merged with and into Southwestern, with Southwestern continuing as the surviving company (the “Montage Merger”). The Montage Merger expanded our footprint in Appalachia by supplementing our Northeast Appalachia and Southwest Appalachia operations and by expanding our operations into Ohio.

Marketing. Our marketing activities capture opportunities that arise through the marketing and transportation of natural gas, oil and NGLs primarily produced in our E&P operations.

Our principal executive offices are located at 10000 Energy Drive, Spring, Texas 77389-4954 and our telephone number is (832) 796-1000. Our website is www.swn.com. Any references in this prospectus to our website are inactive textual references only, and the information contained on or that can be accessed through our website (except for the SEC filings expressly incorporated by reference herein) is not incorporated in, and is not a part of, this prospectus, and you should not rely on any such information in connection with making an investment in the New Notes.

Indigo

SWN Production (Louisiana), LLC (as successor by conversion to Indigo Natural Resources LLC) (“Indigo”) is an independent natural gas company focused on the development and production of reserves from its large, contiguous acreage position in North Louisiana. In May of 2021, Indigo sold its Cotton Valley assets and as such all references to operating statistics of Indigo in this section exclude those interests. As of June 1, 2021, Indigo owned approximately 275,000 net effective acres in DeSoto, Sabine, Natchitoches and Red River Parishes in Louisiana. This includes approximately 149,000 net acres in the Haynesville Shale and approximately 126,000 net acres in the Bossier Shale.

For the six months ended June 30, 2021 and the year ended December 31, 2020, and adjusted for the sale of Cotton Valley assets, Indigo’s average daily net production from its properties was approximately 898 MMcf/d and 916 MMcf/d, respectively.

Indigo operated 326 gross producing unconventional wells as of December 31, 2020 with an average working interest of approximately 93%. Based on information provided by Indigo and adjusted for the Cotton Valley assets sold in May 2021, as of December 31, 2020, Indigo had estimated proved developed reserves of 1,013 Bcfe, substantially all of which was natural gas. In addition, Indigo’s estimated 2,076 Bcfe of proved undeveloped reserves as of December 31, 2020 were based on Indigo’s development plans and may not necessarily reflect our development plans for these properties. Therefore, the proved undeveloped reserves we book may differ. Based on analysis by our management, we estimate that Indigo owned approximately 1,090 remaining locations as of December 31, 2020. We expect that the Indigo inventory will compete for investment within our existing portfolio, with current plans to maintain activity on the acquired acreage.

Recent Developments

Acquisition of Indigo Natural Resources LLC

On September 1, 2021, pursuant to the Agreement and Plan of Merger, dated as of June 1, 2021 (the “Merger Agreement”), by and among us, Ikon Acquisition Company, LLC (“Merger Sub”), Indigo, and Ibis Unitholder Representative, LLC solely in its capacity as the Unitholder Representative, Southwestern completed its previously announced acquisition of Indigo.

In accordance with the Merger Agreement, at the effective time of the Merger, Southwestern acquired all of the outstanding membership interests of Indigo in exchange for $400 million in cash, subject to adjustment as provided in the Merger Agreement, and 337,827,171 shares of Southwestern common stock. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub merged with and into Indigo, with Indigo continuing as the surviving company (the “Indigo Merger”) and a wholly-owned subsidiary of Southwestern. The Merger Agreement provides that, at least ten days prior to the closing of the Indigo Merger, we can request that Indigo merges its subsidiaries into Indigo prior to the closing of the Indigo Merger (the “Indigo Subsidiary Consolidation”). We requested Indigo complete the Indigo Subsidiary Consolidation prior to the closing of the Indigo Merger. On September 1, 2021, Indigo completed the Indigo Subsidiary Consolidation.

Indigo Exchange Transaction

In connection with the Indigo Merger, we conducted an offer to eligible holders of 5.375% Senior Notes due 2029 issued by Indigo (the “Indigo Notes”) to exchange their Indigo Notes for (i) up to $700 million aggregate principal amount of new 5.375% Senior Notes due 2029 issued by Southwestern and guaranteed by certain subsidiaries of Southwestern and (ii) cash, and a related solicitation of consents to approve certain amendments to the indenture governing the Indigo Notes (the “Indigo Indenture”) to eliminate substantially all of the restrictive covenants and events of default in the Indigo Indenture (the “Indigo Exchange Transaction”). The

Indigo Exchange Transaction expired on September 1, 2021, and the amendments of the Indigo Indenture became operative on September 3, 2021, the settlement date of the Indigo Exchange Transaction. Approximately $698.5 million aggregate principal amount of Indigo Notes, representing approximately 99.8% of the outstanding Indigo Notes, were exchanged for the Outstanding Notes. The $1,393,000 aggregate principal amount of Indigo Notes not exchanged remain outstanding pursuant to the Indigo Indenture, as so amended.

Issuance of Senior Notes Due 2030; Tender Offers for 2026 Notes and 2025 Notes

On August 30, 2021, we issued $1,200 million aggregate principal amount of new 5.375% Senior Notes due 2030 (the “2030 Notes”). The net proceeds from the issuance of the 2030 Notes, after deducting the underwriting discount and estimated offering expenses, were approximately $1,184 million. We used a portion of the net proceeds from the issuance and a combination of cash on hand and borrowings under the Credit Agreement (i) to fund the purchase of approximately $422 million aggregate principal amount of our 7.500% Senior Notes due 2026 (the “2026 Notes”) and $167 million aggregate principal amount of our 4.950% Senior Notes due 2025 (the “2025 Notes”) pursuant to our cash tender offers (the “Tender Offers”) and a related solicitation of consents from the holders of the 2026 Notes and (ii) to repay $385 million of borrowings under the Credit Agreement. On September 13, 2021, the Tender Offers expired On September 14, 2021, we redeemed in full (the “Redemption”) any 2026 Notes not tendered and accepted for purchase in the related Tender Offer. We funded the Redemption with the remainder of the net proceeds from the issuance of the 2030 Notes and a combination of cash on hand and borrowings under the Credit Agreement.

We refer to the Indigo Exchange Transaction, including the issuance of the Outstanding Notes, the issuance of the 2030 Notes and the use of proceeds therefrom, the Tender Offers, and the redemption of any remaining outstanding 2026 Notes as of the redemption date as the “Financing Transactions.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF SOUTHWESTERN

The following information as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, has been derived from our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus. The following information as of December 31, 2018 has been derived from our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the year ended December 31, 2019, which is not included or incorporated by reference into this prospectus. The following information as of June 30, 2021 and for the six-month periods ended June 30, 2021 and 2020 have been derived from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which is incorporated by reference into this prospectus. The following information as of June 30, 2020 has been derived from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is not included or incorporated by reference into this prospectus. The following information is only a summary and does not provide all of the information contained in our financial statements.

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments necessary for a fair statement of the information set forth therein. The results of interim periods are not necessarily indicative of results that may be expected for the full year or any future periods.

In addition, the following information includes the results of Montage from November 13, 2020, the closing date of the Montage Merger. As a result, the comparability of the periods ended June 30, 2021 and December 31, 2020 to prior periods could be impacted as a result of the Montage Merger.

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in millions)
Financial Review
Operating revenues:
Exploration and production	$1,409	$555	$1,348	$1,703	$2,525
Marketing	1,980	937	2,145	2,850	3,745
Intersegment revenues	(1,267)	(490)	(1,185)	(1,515)	(2,408)

	2,122	1,002	2,308	3,038	3,862

Operating costs and expenses:
Marketing purchases	689	449	946	1,320	1,229
Operating and general and administrative expenses	581	433	934	886	994
(Gain) loss on sale of operating assets, net	—	—	—	2	(17)
Merger-related expenses	4	—	41	—	—
Restructuring charges	7	12	16	11	39
Depreciation, depletion and amortization	196	197	357	471	560
Impairments	—	2,134	2,830	16	171
Taxes, other than income taxes	51	23	55	62	89

	1,528	3,248	5,179	2,768	3,065

Operating income (loss)	594	(2,246)	(2,871)	270	797

Interest expense, net	61	41	94	65	124
Gain (loss) on derivatives	(1,062)	230	224	274	(118)
Gain (loss) on early extinguishment of debt	—	35	35	8	(17)

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in millions)
Other income (loss), net	—	1	1	(7)	—

Income (loss) before income taxes	(529)	(2,021)	(2,705)	480	538
Provision (benefit) for income taxes:
Current	—	(2)	(2)	(2)	1
Deferred	—	408	409	(409)	—

	—	406	407	(411)	1

Net income (loss)	$(529)	$(2,427)	$(3,112)	$891	$537

Net cash provided by operating activities	$617	$254	$528	$964	$1,223
Net cash provided by (used in) investing activities	$(492)	$(470)	$(881)	$(1,045)	$359
Net cash provided by (used in) financing activities	$(136)	$221	$361	$(115)	$(2,297)
Capitalization
Total debt	$3,021	$2,440	$3,150	$2,242	$2,318
Total equity	(18)	823	497	3,246	2,362

Total capitalization(1)	$3,003	$3,263	$3,647	$5,488	$4,680

Total assets	$5,394	$4,555	$5,160	$6,717	$5,797

(1)	Total capitalization is a non-GAAP financial measure that is defined as total debt plus total equity.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF INDIGO

The following information as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, has been derived from Indigo’s audited consolidated financial statements and accompanying notes contained in Southwestern’s Current Report on Form 8-K filed on July 2, 2021, which is incorporated by reference into this prospectus. The following information as of June 30, 2021 and for the six-month periods ended June 30, 2021 and 2020 have been derived from Indigo’s unaudited consolidated financial statements contained in our Current Report on Form 8-K filed on August 10, 2021, which is incorporated by reference into this prospectus. The following information is only a summary and does not provide all of the information contained in Indigo’s financial statements.

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of Indigo’s management, include all adjustments necessary for a fair statement of the information set forth therein. The results of interim periods are not necessarily indicative of results that may be expected for the full year or any future periods.

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Financial Review
Revenues and other operating income:
Natural gas, NGL and oil revenue	$468,954	$306,479	$717,878	$851,833
(Loss) gain on derivative instruments	(305,206)	86,581	2,214	266,438
Other	76,016	5,496	47,721	18,205

	239,764	398,556	767,813	1,136,476

Operating expenses:
Lease operating expense, excluding ad valorem taxes	37,043	50,655	92,988	99,631
Gathering and transportation expense	117,835	91,550	210,628	162,500
Ad valorem taxes	2,831	4,197	7,887	7,528
Severance taxes, net of refunds received	6,277	9,282	15,212	19,941
Other operating costs, net	71,794	3,014	46,414	11,859
Exploration costs	346	386	792	933
Depreciation, depletion and amortization	223,069	229,289	485,500	381,673
Impairment	25,672	3,976	5,149	4,657
General and administrative expenses	28,181	26,015	51,496	57,070
Loss (gain) on sale of assets	622,822	(15)	(321)	(472)

Total operating expenses	1,135,870	418,349	915,745	745,320

Operating (loss) income	(896,106)	(19,793)	(147,932)	391,156

Other income (expense):
Interest and other financing expense	(18,638)	(17,945)	(34,766)	(68,980)
Income (Loss) from equity method investment in midstream joint venture	(7,976)	(6,848)	184,161	590,860
Gain (loss) on extinguishment of debt	(33,886)	1,906	1,906	(30,182)
Other, net	477	66	211	287

Total other (expense)	(60,023)	(22,821)	151,512	491,985

Pretax (loss) income	(956,129)	42,614	3,580	883,141
State income tax (expense) benefit	(26)	181	179	265

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Net (loss) income	(956,155)	42,433	3,759	883,406

Preferred dividends	—	(10,964)	(14,736)	(21,109)
Accretion of discount on preferred equity	—	(2,770)	(3,727)	(5,391)
Preferred tax distributions	—	(4,180)	(4,180)	—
Loss on redemption of preferred equity	—	—	(28,026)	—

Net (loss) income attributable to members’ common equity	$(956,155)	$(60,347)	$(46,910)	$856,906

Net cash provided by operating activities	$281,213	$277,411	$489,300	$644,161
Net cash provided by (used in) investing activities	$(165,640)	$(305,757)	$(221,782)	$110,189
Net cash used in financing activities	$(125,090)	$(108,597)	$(369,155)	$(637,953)
Capitalization
Total long-term debt	$724,389		$779,414	$637,312
Total equity (Preferred equity and Members’ common equity)	896,576		1,908,117	2,218,750

Total capitalization(1)	$1,620,965		$2,687,531	$2,856,062

Total assets	$2,207,952		$3,036,998	$3,335,000

(1)	Total capitalization is a non-GAAP financial measure that is defined as total debt plus total equity.

SUMMARY HISTORICAL RESERVE AND OPERATING DATA OF SOUTHWESTERN

The following table provides an overall and categorical summary of our estimated natural gas, oil and NGL reserves, as of year-end 2020 based on average year prices, and our well count, net acreage and PV-10 as of December 31, 2020, and sets forth 2020 annual information related to production and capital investments for each of our operating areas:

	Appalachia
	Northeast	Southwest	Other(1)		Total
Estimated proved reserves(2):
Natural gas (Bcf):
Developed	3,668	2,674	—		6,342
Undeveloped	1,248	1,591	—		2,839

	4,916	4,265	—		9,181
Crude oil (MMBbls):
Developed	—	33.5	0.1		33.6
Undeveloped	—	24.5	—		24.5

	—	58.0	0.1		58.1
Natural gas liquids (MMBbls):
Developed	—	276.5	—		276.5
Undeveloped	—	133.6	—		133.6

	—	410.1	—		410.1
Total proved reserves (Bcfe)(3):
Developed	3,668	4,534	1		8,203
Undeveloped	1,248	2,539	—		3,787

	4,916	7,073	1		11,990

Percent of total	41%	59%	—%		100%
Percent proved developed	75%	64%	100%		68%
Percent proved undeveloped	25%	36%	0%		32%
Production (Bcfe)	473	407	—		880
Capital investments (in millions)	$362	$510	$27	(4)	$899
Total gross producing wells(5)	744	1,833	14		2,591
Total net producing wells	668	1,521	11		2,200
Total net acreage	217,296	571,922	22,001	(6)	811,219
Net undeveloped acreage	89,086	425,702	9,764	(6)	524,552
PV-10:
Pre-tax (in millions)(7)	$876	$974	$(3	)(8)	$1,847
PV of taxes (in millions)(7)	—	—	—		—

After-tax (in millions)(7)	$876	$974	$(3	)(8)	$1,847

Percent of total	47%	53%	0%		100%
Percent operated(9)	98%	100%	97%		97%

(1)	Other reserves and acreage consists primarily of properties in Colorado.

(2)

Our estimated proved reserves were determined in accordance with SEC rules and used a 12-month unweighted arithmetic average Of the first-day-of-the-month price for each month in the period January through December for the year 2020. For oil and NGL volumes, the SEC benchmark average WTI spot price of $39.57 per barrel for December 31, 2020 is then adjusted for quality, transportation fees and market differentials. For gas volumes, the SEC benchmark average NYMEX Henry Hub spot price of $1.98 per MMBtu for December 31, 2020 is then adjusted for energy content, transportation fees and market differentials. See “Risk Factors—Natural gas, oil and NGL prices greatly affect our revenues and thus profits, liquidity, growth, ability to repay our debt and the value of our assets.” in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)

We have no reserves from synthetic gas, synthetic oil or nonrenewable natural resources intended to be upgraded into synthetic gas or oil. We used standard engineering and geoscience methods, or a combination of methodologies in determining estimates of material properties, including performance and test date analysis, offset statistical analogy of performance data, volumetric evaluation, including analysis of petrophysical parameters (including porosity, net pay, fluid saturations (i.e., water, oil and gas) and permeability) in combination with estimated reservoir parameters (including reservoir temperature and pressure, formation depth and formation volume factors), geological analysis, including structure and isopach maps and seismic analysis, including review of 2-D and 3-D data to ascertain faults, closure and other factors.

(4)	Other capital investments includes $9 million related to our water infrastructure project, $16 million related to our E&P service companies and $2 million related to other developmental activities.

(5)

Excludes 587 wells in Northeast Appalachia and 99 wells in Southeast Appalachia in which we only have an overriding royalty interest. These wells were included in the December 31, 2020 reserves calculation.

(6)	Excludes exploration licenses for 2,518,519 net acres in New Brunswick, Canada, which have been subject to a moratorium since 2015. Our exploration licenses expire, unless extended, on March 16, 2026.

(7)

Pre-tax PV-10 (a non-GAAP measure) is one measure of the value of a company’s proved reserves that we believe is used by securities analysts to compare relative values among peer companies without regard to income taxes. The reconciling difference in pre-tax PV-10 and the after-tax PV-10, or standardized measure, is the discounted value of future income taxes on the estimated cash flows from our proved natural gas, oil and NGL reserves. Our existing tax attributes, including net operating losses and remaining depreciable tax basis related to our natural gas and oil properties, more than offset our future net operating income, resulting in no tax effect to our PV-10 calculation for the year ended December 31, 2020.

(8)	Includes future asset retirement obligations outside of Appalachia.

(9)	Based upon pre-tax PV-10 of proved developed producing activities.

The following table sets forth information for the six months ended June 30, 2021 related to production for each of our operating areas:

Production volumes:	For the six months ended June 30, 2021
Natural Gas (Bcf)
Northeast Appalachia	241
Southwest Appalachia	192

Total	433
Oil (MBbls)
Southwest Appalachia	3,484
Other	9

Total	3,493
NGL (MBbls)
Southwest Appalachia	15,242
Other	2

Total	15,244
Production volumes by area: (Bcfe)
Northeast Appalachia	241
Southwest Appalachia	304

Total	545

Production percentage: (Bcfe)
Natural gas	79%
Oil	4%
NGL	17%

SUMMARY HISTORICAL RESERVE AND OPERATING DATA OF INDIGO

The following table presents Indigo’s estimated net proved natural gas, NGLs and oil reserves as of December 31, 2020, based on information provided by Indigo. The estimated proved reserves have been prepared in accordance with the rules and regulations of the SEC.

December 31, 2020
Proved Developed Reserves(1):
Natural gas (MMcf)	1,191,034
NGLs (MBbls)	5,521
Oil (MBbls)	797

Equivalent (MMcfe)	1,228,943
Proved Undeveloped Reserves(2):
Natural gas (MMcf)	2,459,083
NGLs (MBbls)	11,899
Oil (MBbls)	1,061

Equivalent (MMcfe)	2,536,841
Proved Reserves(3):
Natural gas (MMcf)	3,650,117
NGLs (MBbls)	17,420
Oil (MBbls)	1,858

Equivalent (MMcfe)	3,765,784
PV-10 (in thousands)	$649,212

(1)

The Indigo historical proved developed reserves as of December 31, 2020 include 179 Bcf of natural gas reserves, 5,484 MBbls of NGL reserves and 688 MBbls of oil reserves associated with the Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement. The total equivalent proved developed reserves associated with the sold Cotton Valley oil and gas properties was 216 Bcfe as of December 31, 2020.

(2)

The Indigo historical proved undeveloped reserves as of December 31, 2020 include 383 Bcf of natural gas reserves, 11,899 MBbls of NGL reserves and 1,061 MBbls of oil reserves associated with the Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement. The total equivalent proved undeveloped reserves associated with the sold Cotton Valley oil and gas properties was 461 Bcfe as of December 31, 2020.

(3)

The Indigo historical total proved reserves as of December 31, 2020 include 562 Bcf of natural gas reserves, 17,383 MBbls of NGL reserves and 1,749 MBbls of oil reserves associated with the Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement. The total equivalent proved reserves associated with the sold Cotton Valley oil and gas properties was 677 Bcfe as of December 31, 2020.

Production and Price History

The following table sets forth information regarding Indigo’s net production of natural gas, NGLs and oil, and certain price and cost information for the periods indicated:

	Year Ended December 31
	2020(1)	2019(2)
Net production volumes:
Natural gas (MMcf)	367,092	331,306
NGLs (MBbls)	1,063	1,234
Oil (MBbls)	168	203

Total (MMcfe)	374,478	339,928
Average daily net production volumes:
Natural gas (Mcf/d)	1,002,984	907,688
NGLs (Bbls/d)	2,904	3,381
Oil (Bbls/d)	459	556

Total (Mcfe/d)	1,023,164	931,310

(1)

Indigo historical production for the year ended December 31, 2020 includes 32,024 MMcf of natural gas, 1,058 MBbls of NGLs and 136 MBbls of oil production associated with the Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement. The total equivalent production associated with the divested Cotton Valley oil and gas properties was 39,186 MMcfe for the year ended December 31, 2020.

(2)

Indigo historical production for the year ended December 31, 2019 includes 44,572 MMcf of natural gas, 1,230 MBbls of NGLs and 166 MBbls of oil production associated with the Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement. The total equivalent production associated with the divested Cotton Valley oil and gas properties was 52,950 MMcfe for the year ended December 31, 2019.

	Year Ended December 31
	2020(1)	2019
Average realized price, before effects of derivative settlements:
Natural gas ($/Mcf)	$1.90	$2.47
NGLs ($/Bbl)	13.31	18.36
Oil ($/Bbl)	33.92	54.93

Total ($/Mcfe)	$1.92	$2.51

Expenses (per Mcfe):
Lease operating, excluding ad valorem taxes	$0.25	$0.29
Gathering and transportation expense	$0.56	$0.48
Ad valorem taxes	$0.02	$0.02
Severance taxes, net of refunds received	$0.04	$0.06
Depreciation, depletion, amortization and accretion	$1.30	$1.12
General and administrative	$0.14	$0.17
General and administrative expense – excluding non-cash equity compensation and non-recurring, non-cash items	$0.11	$0.12

The following tables set forth information regarding Indigo’s net production of natural gas, NGLs and oil for the periods indicated:

Net production volume:	For the six months ended June 30, 2021(1)
Natural gas (MMcf)	172,192
NGLs (MBbls)	307
Oil (MBbls)	57

Total (MMcfe)	174,376
Average daily net production volume:
Natural gas (Mcf/d)	951,337
NGLs (Bbls/d)	1,696
Oil (Bbls/d)	315

Total (Mcfe/d)	963,403

(1)

Indigo historical production for the six months ended June 30, 2021 includes 9,771 MMcf of natural gas, 305 MBbls of NGLs and 43 MBbls of oil production associated with the Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement. The total equivalent production associated with the divested Cotton Valley oil and gas properties was 11,853 Mmcfe for the six months ended June 30, 2021.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table presents summary unaudited pro forma condensed combined financial information about our financial condition and results of operations on a pro forma basis giving effect to the Indigo Merger and, as applicable, the Montage Merger and certain related transactions, but not this Exchange Offer, the Financing Transaction or the use of proceeds of the Financing Transaction, as set forth in the unaudited pro forma condensed combined financial statements incorporated in this prospectus by reference. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 give effect to the Mergers as if they had been consummated on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared to give effect to the Indigo Merger as if it had been consummated on June 30, 2021.

The summary unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, our consolidated financial statements and related notes incorporated by reference into this prospectus, and the consolidated financial statements and related notes of Montage and Indigo incorporated by reference in this prospectus, together with the more detailed information as set forth in the unaudited pro forma financial statements incorporated in this prospectus by reference and related notes included in this prospectus. The summary unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only and is not necessarily indicative of what the combined financial condition or results of operations actually would have been had the applicable transaction been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information presented below does not purport to project the combined financial condition or operating results for any future period.

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
	(in millions)
Unaudited Pro Forma Condensed Combined Statement of Operations:
Revenue	$2,667	$3,466
Net income (loss)	$(789)	$(3,109)

At June 30, 2021
(in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet (at end of period):
Cash and cash equivalents	$43
Total assets	$8,870
Total debt	$4,153
Total stockholders’ equity	$1,739

THE EXCHANGE OFFER

The following is a brief summary of certain terms of the Exchange Offer. It may not contain all the information that is important to you. For additional information regarding the Exchange Offer and the New Notes, see “Description of the Exchange Offer” and “Description of the New Notes.”

Outstanding Notes	5.375% Senior Notes due 2029.

The Outstanding Notes are fully unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the subsidiary guarantors subject to the terms of the Indenture governing the Outstanding Notes.

New Notes	5.375% Senior Notes due 2029.

The New Notes will be fully unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the subsidiary guarantors, as, and subject to the terms described under “Description of the New Notes—The Guarantees”.

The Exchange Offer	We are offering to exchange up to $698,528,000 aggregate principal amount of 5.375% Senior Notes due 2029, which have been registered under the Securities Act, in exchange for your Outstanding Notes. The form and terms the New Notes are substantially identical to the form and terms of the Outstanding Notes, except that the New Notes have been registered under the Securities Act. The New Notes, however, will not contain transfer restrictions and will not have the registration rights applicable to the Outstanding Notes.

To exchange your Outstanding Notes, you must validly tender them, and we must accept them. We will accept and exchange all Outstanding Notes that you validly tender and do not validly withdraw, subject to the terms and conditions of the Exchange Offer. We will issue registered New Notes promptly after the expiration of the Exchange Offer with respect to the Outstanding Notes.

Resale of New Notes	Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the New Notes offered in the Exchange Offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the New Notes in the ordinary course of your business;

•

at the time of the commencement of the Exchange Offer, you have no arrangement or understanding with any person to participate in a “distribution,” as defined in the Securities Act, of the New Notes in violation of the provisions of the Securities Act; and

•	you are not an “affiliate” of ours or the subsidiary guarantors within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any New Notes issued to you in the Exchange Offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to the Exchange Offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Broker-Dealer	Any broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes that were acquired by it as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) meeting the requirements of the Securities Act in connection with any offer to resell, resale or other transfer of such New Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, during the period not less than 20 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to the holders of the Outstanding Notes, subject to extension in limited circumstances, a participating broker dealer may use this prospectus for an offer to sell, a resale or other transfer of New Notes received in exchange for Outstanding Notes which it acquired through market making or other trading activities.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2021, unless we extend the Exchange Offer with respect to the Outstanding Notes in our sole and absolute discretion.

Accrued Interest on the New Notes and the Outstanding Notes	The New Notes will bear interest from the most recent date to which interest has been paid on the corresponding Outstanding Notes or, if no interest has been paid, from August 1, 2021. If your Outstanding Notes are accepted for exchange, then you will receive interest on the New Notes and not on the Outstanding Notes. Any Outstanding Notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions

The Exchange Offer is subject to customary conditions. We may assert or waive these conditions in our sole and absolute discretion. If we materially amend the Exchange Offer, we will as promptly as practicable distribute a prospectus to the holders of the Outstanding Notes disclosing the change and extend the Exchange Offer, to the extent required by applicable law. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the Exchange Offer.

Procedures for Tendering Outstanding Notes	All of the Outstanding Notes were issued in book-entry form, and all of the Outstanding Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of the Depository Trust Company (“DTC”). We have confirmed with DTC that the Outstanding Notes may be tendered using Automated Tender Offer Program (“ATOP”). The exchange agent will establish an account with DTC for purposes of the Exchange Offer promptly after the commencement of the Exchange Offer, and DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer their Outstanding Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender Outstanding Notes and that the participant agrees to be bound by the terms of this prospectus.

Holders of Outstanding Notes that tender Outstanding Notes in the Exchange Offer are deemed to represent that the following are true:

•	the holder is acquiring the New Notes in the ordinary course of its business;

•

at the time of the commencement of the Exchange Offer, the holder has no arrangement or understanding with any person to participate in a “distribution” of the New Notes in violation of the provisions of the Securities Act; and

•	the holder is not an “affiliate” of ours or the subsidiary guarantors within the meaning of Rule 405 of the Securities Act.

Do not send certificates representing Outstanding Notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address given in this prospectus. We could reject your tender of Outstanding Notes if you tender them in a manner that does not comply with the instructions provided in this prospectus.

Special Procedures for Tenders by Beneficial Owners

If you are a beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Outstanding Notes in the Exchange Offer, you should promptly contact the person in whose name the Outstanding Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the Exchange Offer on your own behalf, delivering your Outstanding Notes, you must either make appropriate arrangements to register ownership of the Outstanding Notes in your name or obtain a properly completed bond power from the person in whose name the Outstanding Notes are registered.

Consequences of Failure to Exchange Outstanding Notes	Outstanding Notes that are not exchanged in the Exchange Offer will remain subject to the restrictions on transfer and resaleability and may only be sold in accordance with the transfer restrictions.

Withdrawal Rights	You may withdraw your tender of Outstanding Notes under the Exchange Offer at any time before the Exchange Offer with respect to the Outstanding Notes expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer—Withdrawal Rights.” If we decide for any reason not to accept any Outstanding Notes tendered for exchange, such Outstanding Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the Exchange Offer. In the case of the Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, any withdrawn or unaccepted Outstanding Notes will be credited to the tendering holder’s account at DTC.

Effect on Holders of Outstanding Notes	As a result of making the Exchange Offer, and upon acceptance for exchange of all Outstanding Notes validly tendered and not validly withdrawn prior to the Expiration Date, we will have fulfilled our obligations under the Registration Rights Agreement (as defined herein). Accordingly, there will be no liquidated or other damages payable under the Registration Rights Agreement if the Outstanding Notes were eligible for exchange, but not exchanged, in the applicable Exchange Offer.

United States Federal Income Tax Considerations	Your exchange of Outstanding Notes for New Notes in the Exchange Offer is not expected to be treated as a taxable event for U.S. federal income tax purposes. See “United States Federal Income Tax Considerations.” You should consult your tax advisor as to the tax consequences of the Exchange Offer.

Use of Proceeds	We will not receive any proceeds from the exchange of the Outstanding Notes for the New Notes under the Exchange Offer.

Acceptance of Outstanding Notes and Delivery of Outstanding Notes	We will accept for exchange any and all Outstanding Notes validly tendered and not validly withdrawn prior to the Expiration Date, subject to the terms and conditions of the Exchange Offer. We will complete the Exchange Offer and issue the New Notes promptly after the Expiration Date.

Exchange Agent	Regions Bank is serving as exchange agent for the Exchange Offer. The address and telephone number of the exchange agent are provided in this prospectus under “The Exchange Offer—Exchange Agent.”

SUMMARY OF TERMS OF NEW NOTES

The form and terms of the New Notes will be substantially identical to those of the Outstanding Notes, except that (i) the New Notes will have been registered under the Securities Act, (ii) the New Notes will not bear restrictive legends restricting their transfer under the Securities Act, (iii) the New Notes will not be entitled to the registration rights that apply to the Outstanding Notes and (iv) the New Notes will not contain provisions relating to an increase in the interest rate borne by the Outstanding Notes under circumstances related to the timing of the Exchange Offer.

The New Notes will evidence the same debt as the Outstanding Notes and will each be governed by the Indenture, under which the Outstanding Notes were issued. The summary below describes the principal terms of the New Notes. For additional information regarding the New Notes, see the “Description of the New Notes” sections of this prospectus.

Issuer	Southwestern Energy Company, a Delaware corporation.

Securities Offered	Up to $698,528,000 aggregate principal amount of 5.375% Senior Notes due 2029 issued by Southwestern.

Maturity Date	February 1, 2029

Interest Payment Dates	We will pay interest on the New Notes on February 1 and August 1 of each year. Interest on the New Notes will accrue from the later of August 1, 2021, and the last interest payment date on which interest was paid on the Outstanding Notes surrendered in exchange therefor.

Interest Rates	5.375% per annum.

Optional Redemption	The New Notes to be issued in such exchange offer have the same optional redemption provisions as the Outstanding Notes.

For more information on the optional redemption provisions of the New Notes, see “Description of the New Notes—Optional Redemption.”

Guarantees	The New Notes will be guaranteed, jointly and severally, on a senior unsecured basis by all of our direct and indirect, wholly owned subsidiaries, that guarantee our existing Credit Agreement and our existing outstanding senior notes, subject to release or termination in the future under certain circumstances as set forth under “Description of the New Notes—The Guarantees”.

In the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor of the New Notes, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we or any of our creditors would be entitled to any payment.

Certain Covenants	The New Notes will each be governed by the Indenture under which the Outstanding Notes were issued. The Indenture that will govern the

New Notes contains covenants that, among other things, will limit our ability to permit our subsidiaries, with certain exceptions, to incur debt secured by liens and to engage in sale and leaseback transactions. These covenants also restrict our and the subsidiary guarantors’ ability, with certain exceptions, to merge or consolidate with another entity. See “Description of the New Notes—Certain Conditions.”

Priority	The New Notes will be

•	our senior unsecured debt obligations;

•	equal in right of payment with all of our other present and future senior unsecured indebtedness, including our outstanding senior notes;

•	effectively subordinated to any of our secured indebtedness, including the indebtedness under our Credit Agreement, to the extent of the value of the collateral securing such indebtedness;

•	guaranteed by the guarantors on a senior unsecured basis; and

•	structurally subordinated to any indebtedness of subsidiaries that are not guarantors.

The Indenture places no limitation on the amount of additional senior unsecured indebtedness that we may incur, and such indebtedness would be equal in right of payment with the New Notes. In addition, although the covenants in the Indenture limit the amount of indebtedness that may be secured by our principal properties and by equity interests in certain of our subsidiaries without securing the New Notes on at least an equal and ratable basis, we will be able to incur additional secured indebtedness without so securing the New Notes. We expect from time to time to incur additional indebtedness constituting senior indebtedness, some or all of which may be secured indebtedness.

Form and Denomination	The New Notes will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The New Notes will be represented by global certificates deposited with, or on behalf of, DTC or its nominee. See “Description of the New Notes—Book-Entry System.”

Registration Rights	In connection with such exchange offer, Southwestern, the guarantors of the New Notes, J.P. Morgan Securities LLC and Credit Agricole Securities (USA) Inc. (the “Dealer Managers”) entered into the Registration Rights Agreement.

In addition, Southwestern and the guarantors of the New Notes have agreed to use reasonable best efforts to file a shelf registration statement to cover resales of the New Notes under the Securities Act in the event that it determines that a registered exchange offer is not available or may not be completed because, among other reasons set forth in the Registration Rights Agreement, it would violate any applicable law or applicable interpretations of the staff of the SEC or if the registered exchange offer is not for any other reason completed within 365 days.

If Southwestern does not comply with these obligations, Southwestern will be required to pay additional interest on the New Notes under specified circumstances.

The New Notes will not have the registration rights applicable to the Outstanding Notes.

No Prior Market	The New Notes will be new securities for which there is currently no market or a limited market. We do not intend to apply for listing of the New Notes on any national securities exchange. A liquid or active trading market for any series of the New Notes may not develop. If an active trading market for a series of New Notes does not develop, the market price and liquidity of such New Notes may be adversely affected.

Governing Law	New York

Risk Factors	Investing in the New Notes involves risks. Please read “Risk Factors” beginning on page 22 of this prospectus as well as Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, Part 2, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 and Part 2, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 for more information about important risks that you should consider before making an investment in the New Notes.

RISK FACTORS

An investment in the New Notes involves risks. You should carefully consider all of the information in this prospectus and each of the risks described below, as well as the risk factors discussed under the caption “Risk Factors” in Southwestern’s Annual Report on Form 10-K for the year ended December 31, 2020, and Southwestern’s subsequent Quarterly Reports on Form 10-Q, as applicable, together with all of the other information included in, or incorporated by reference into, this prospectus and the documents incorporated by reference herein and therein when evaluating an investment in the New Notes. Any of the following risks could materially and adversely affect Southwestern’s or Indigo’s businesses, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in or incorporated by reference into this prospectus. To the extent the COVID-19 pandemic adversely affects Southwestern’s or Indigo’s businesses, operations, financial conditions and operating results, it may also have the effect of heightening many of such risks, such as those relating to Southwestern’s or Indigo’s level of indebtedness, Southwestern’s or Indigo’s need to generate sufficient cash flows to service such indebtedness, and Southwestern’s or Indigo’s ability to comply with the covenants contained in the agreements that govern our indebtedness. Although we believe we have identified and discussed below the material risks affecting Southwestern’s and Indigo’s businesses, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect such businesses, financial conditions and results of operations in the future.

Risks Related to the Exchange Offer

There are significant consequences if you fail to exchange your Outstanding Notes.

We did not register the Outstanding Notes under the Securities Act or any state securities laws, nor do we intend to do so after completion of the Exchange Offer. As a result, the Outstanding Notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your Outstanding Notes in the Exchange Offer, you will lose your right to have the Outstanding Notes registered under the Securities Act, subject to certain limitations. If you continue to hold Outstanding Notes after the Exchange Offer, you may be unable to sell the Outstanding Notes. Outstanding Notes that are not tendered or are tendered but not accepted or that are tendered but withdrawn will, following the Exchange Offer, continue to be subject to existing transfer restrictions and will continue to have a separate CUSIP number from the New Notes.

You must follow the appropriate procedures to tender your Outstanding Notes or they will not be exchanged.

The New Notes will be issued in exchange for the Outstanding Notes only after timely receipt by the exchange agent of the Outstanding Notes or a book-entry confirmation related thereto or an agent’s message and all other required documentation. If you want to tender your Outstanding Notes in exchange for New Notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the Exchange Offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the Outstanding Notes in the Exchange Offer to participate in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements.

Risks Relating to the New Notes

We have a holding company structure in which our subsidiaries conduct our operations and own a substantial portion of our operating assets, causing us to be dependent upon their distributions to make payments on the New Notes.

As we are a holding company, our subsidiaries and affiliates conduct our operations and own a substantial portion of our operating assets. As a result, our ability to make required payments on the New Notes depends on the performance of our subsidiaries and their ability to make distributions, dividends, loans or advances to us. The ability of our subsidiaries to make distributions, dividends, loans or advances to us, and to engage in other transactions with us, may be restricted by, among other things, agreements of indebtedness, applicable state laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount of the New Notes at maturity, we may be required to adopt one or more alternatives, such as a refinancing of the New Notes. We cannot assure you that we would be able to refinance the New Notes on acceptable terms or at all.

The New Notes and the guarantees will be unsecured obligations and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the existing and future indebtedness of any non-guarantor subsidiaries.

The New Notes and the guarantees will be general unsecured senior obligations ranking effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness (including all borrowings under our Credit Agreement) to the extent of the value of the collateral securing such indebtedness. If we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, the holders of our secured indebtedness or the secured indebtedness of such guarantor will be entitled to be paid in full from the proceeds of the assets, if any, securing such indebtedness before any payment may be made with respect to the New Notes or the affected guarantees. Holders of the New Notes will participate ratably in any remaining proceeds with all holders of our unsecured indebtedness, including unsecured indebtedness incurred after the New Notes are issued that does not rank junior to the New Notes, including trade payables and all of our other general indebtedness, based on the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient funds to pay amounts due on the New Notes. As a result, holders of the New Notes would likely receive less, ratably, than holders of secured indebtedness.

Additionally, the New Notes will be structurally subordinated to all existing and future indebtedness of our existing or future subsidiaries that are not guarantors of the New Notes. In the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we or any of our creditors would be entitled to any payment. As of June 30, 2021, our non-guarantor subsidiaries held less than 1% of our total assets and had no material liabilities.

Our current and future levels of indebtedness may adversely affect our results and limit our growth.

As of June 30, 2021, we had long-term indebtedness, excluding unamortized issuance expense and debt discount, of $3,021 million and, $568 million of borrowings and $233 million of letters of credit under our Credit Agreement, resulting in borrowing availability under our Credit Agreement of approximately $1,199 million. The terms of the indentures governing our outstanding senior notes, our Credit Agreement and the lease agreements relating to our drilling rigs, other equipment and headquarters building, which we collectively refer to as our “financing agreements,” impose restrictions on our ability and, in some cases, the ability of our subsidiaries to take a number of actions that we may otherwise desire to take, which may include, without limitation, one or more of the following:

•	incurring additional debt;

•	redeeming stock or redeeming debt;

•	making investments;

•	creating liens on our assets; and

•	selling assets.

The Credit Agreement contains customary representations, warranties and covenants including, among others, the following covenants:

•	a prohibition against incurring debt, subject to permitted exceptions;

•	a restriction on creating liens on assets, subject to permitted exceptions;

•	restrictions on mergers and asset dispositions;

•	restrictions on use of proceeds, investments, transactions with affiliates, or change of principal business; and

•	maintenance of the following financial covenants:

•

Minimum current ratio of no less than 1.00 to 1.00, whereby current ratio is defined as the Company’s consolidated current assets (including unused commitments under the credit agreement, but excluding non-cash derivative assets) to consolidated current liabilities (excluding non-cash derivative obligations and current maturities of long-term debt).

•

Maximum total net leverage ratio of no greater than 4.00 to 1.00. Total net leverage ratio is defined as total debt less cash on hand (up to the lesser of 10% of credit limit or $150 million) divided by consolidated EBITDAX for the last four consecutive quarters. For purposes of calculating consolidated EBITDAX, we can include the Montage EBITDAX prior to the Montage Merger for the same rolling twelve-month period. EBITDAX, as defined in our Credit Agreement, excludes the effects of interest expense, depreciation, depletion and amortization, income tax, any non-cash impacts from impairments, certain non-cash hedging activities, stock-based compensation expense, non-cash gains or losses on asset sales, unamortized issuance cost, unamortized debt discount and certain restructuring costs.

In conjunction with the October 2020 redetermination process under our Credit Agreement, we entered into an amendment to our Credit Agreement to, among other matters:

•	limit our unrestricted cash and cash equivalents to $200 million when loans under our Credit Agreement are outstanding, subject to certain exceptions; and

•	increase the applicable rate by 25 basis points on loans outstanding under our Credit Agreement.

Although we do not anticipate any violations of our financial covenants, our ability to comply with these financial covenants depends in part on the success of our development program and upon factors beyond our control, such as the market prices for natural gas, oil and NGLs.

Although the Indenture that will govern the New Notes and our existing indentures governing our outstanding senior notes contain covenants limiting liens and sale and leaseback transactions, these covenants contain exceptions that would allow us to create, grant or incur certain liens or security interests. Moreover, these indentures do not contain any limitations on the ability of us or our subsidiaries to incur debt, pay dividends or make investments, or limit the ability of our subsidiaries to make distributions to us. Such activities may, however, be limited by our other financing agreements in certain circumstances.

Our level of indebtedness and off-balance sheet obligations, and the covenants contained in our financing agreements and other debt agreements, could have important consequences for our operations, including:

•

requiring us to dedicate a substantial portion of our cash flow from operations to required payments, thereby reducing the availability of cash flow for working capital, capital investing and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital investing, acquisitions and general corporate and other activities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	detracting from our ability to successfully withstand a downturn in our business or the economy generally.

Our ability to comply with the covenants and other restrictions in our financing agreements may be affected by events beyond our control, including prevailing economic and financial conditions.

Failure to comply with the covenants and other restrictions could lead to an event of default and the acceleration of our obligations under our outstanding senior notes, credit facilities or other financing or debt agreements, and in the case of the lease agreements for drilling rigs, compressors and pressure pumping equipment, loss of use of the equipment. In particular, the occurrence of other risks, such as declines in commodity prices, increases in basis differentials and inability to access markets, could reduce our profits and thus the cash we have to fulfill our financial obligations. If we are unable to satisfy our obligations with cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We cannot assure that we will be able to generate sufficient cash flow to pay the interest on our debt, to meet our lease obligations, or that future borrowings, equity financings or proceeds from the sale of assets will be available to pay or refinance such debt or obligations. The terms of our financing agreements and other debt agreements may also prohibit us from taking such actions. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing. We cannot assure that any such proposed offering, refinancing or sale of assets can be successfully completed or, if completed, that the terms will be favorable to us.

We may be unable to repay the New Notes when due or repurchase the New Notes when we are required to do so.

At final maturity of the New Notes or in the event of acceleration of the New Notes following an event of default, the entire outstanding principal amount of the New Notes will become due and payable. Upon a change of control event (as described herein), we will be required to offer to repurchase in cash all of our outstanding senior notes at a redemption price equal to 101% of the principal amount of the New Notes plus accrued and unpaid interest up to, but excluding, the repurchase date. If we were unable to make the required payments or repurchases of the New Notes, it would constitute an event of default under the Indenture related to the New Notes and under our other financing agreements and other debt agreements. The indentures for our outstanding senior notes and the senior notes we may issue in the future, including in exchange for the Indigo Notes in the Exchange Offer, also provide or may in the future provide for repurchase rights upon certain change of control events, and our Credit Agreement requires repayment of amounts outstanding thereunder and certain other amounts. Any future debt agreements may have similar provisions. As a result, holders of our other debt securities may have the ability to require us to repurchase their debt securities before or at the same time as the holders of the New Notes offered hereby would have such repurchase rights. It is possible that we will not have sufficient funds at maturity, upon acceleration or at the time of the change of control event or other fundamental change to make the required repurchase of the New Notes and our other debt securities. In addition, certain change of control events would constitute an event of default under our Credit Agreement, which could lead to a default on the New Notes and our other debt securities or an inability to make a change of control payment on the New Notes and our other debt securities.

Federal and state statutes allow courts, under specific circumstances, to avoid or limit the New Notes and guarantees, and to require holders of the New Notes to return payments previously made by us or the guarantors.

Our creditors and the creditors of the guarantors of the New Notes could challenge the issuance of the New Notes or the subsidiary guarantors’ issuance of their guarantees, respectively, as fraudulent conveyances or on other grounds such as equitable subordination. Under the federal bankruptcy law and similar provisions of state fraudulent transfer laws, the issuance of the New Notes and the guarantees could be avoided (that is, cancelled or limited) as fraudulent transfers or subordinated to other creditors if a court determined that the company, at the time it issued the New Notes, or any guarantor, at the time it issued the guarantee (or, in some jurisdictions, when payment became due under the guarantee):

•	issued the New Notes or guarantees, as the case may be, with the intent to hinder, delay or defraud its existing or future creditors; or

•	received less than reasonably equivalent value or did not receive fair consideration for the issuance of the New Notes or guarantees, as the case may be, and if the company or any guarantor:

•	was insolvent or rendered insolvent at the time it issued the New Notes or issued the guarantee, as applicable;

•	was engaged in a business or transaction for which the company’s or guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts generally as they mature.

If the New Notes or guarantees were avoided or limited under fraudulent transfer or other laws, any claim you may make against us or the applicable guarantor for amounts payable on the New Notes or related guarantee would be unenforceable to the extent of such avoidance or limitation or may be subordinated to the claims of other creditors. Moreover, the court could order you to return any payments previously made by us or such guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not avoid the New Notes or guarantees.

The Indenture governing the New Notes provides that the issuance of the New Notes and the obligation of each guarantor under its guarantee are limited as necessary to prevent them from constituting a fraudulent conveyance or fraudulent transfer under applicable law. We cannot assure you that this limitation will protect the issuance of the New Notes or the guarantees from fraudulent conveyance or fraudulent transfer challenges or, if it does, that the remaining amount due and collectible would suffice, if necessary, to pay the New Notes in full when due.

Not all of our subsidiaries are required to guarantee the New Notes, and we can release guarantees from time to time without the consent of holders of the New Notes.

Under the terms of the Indenture, only certain of our subsidiaries are required to guarantee the New Notes or our outstanding notes. In addition, holders of the New Notes will be deemed to have consented to the release of the guarantee of the New Notes provided by a subsidiary guarantor, without any action required on the part of the trustee or any holder of the New Notes, upon such subsidiary guarantor ceasing to guarantee or be a borrower under our Credit Agreement or certain other indebtedness of ours or another subsidiary guarantor under the circumstances described under “Description of the New Notes—The Guarantees.” In addition, a subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guarantee in the other circumstances set out under “Description of the New Notes—The Guarantees.” Any such release would result in any debt or other obligations of the applicable subsidiary becoming structurally senior to the New Notes.

A downgrade in our credit rating could negatively impact our cost of and ability to access capital and our liquidity.

Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could impact our ability to access debt markets in the future to refinance existing debt or obtain additional funds, affect the market value of our notes and increase our borrowing costs. Such ratings are limited in scope, and do not address all material risks relating to us, but rather reflect only the view of each rating agency of the likelihood we will be able to repay our debt at the time the rating is issued. An explanation of the significance of each rating may be obtained from the applicable rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

Actual downgrades in our credit ratings may also impact our interest costs and liquidity. The interest rates under certain of our notes increases as credit ratings fall. Many of our existing commercial contracts contain, and future commercial contracts may contain, provisions permitting the counterparty to require increased security upon the occurrence of a downgrade in our credit rating. Providing additional security, such as posting letters of credit, could reduce our available cash or our liquidity under our Credit Agreement for other purposes. We had $233 million of letters of credit outstanding at June 30, 2021. The amount of additional financial assurance would depend on the severity of the downgrade from the credit rating agencies, and a downgrade could result in a decrease in our liquidity.

The credit ratings assigned to the New Notes may not reflect all risks of an investment in our notes.

We expect that the New Notes will be rated by at least two nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the New Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of our notes and increase our corporate borrowing costs.

We may not be able to repurchase the New Notes upon a Change of Control Triggering Event.

We may not be able to repurchase the New Notes upon a Change of Control Triggering Event because we may not have sufficient funds. Upon a Change of Control Triggering Event, holders of the New Notes may require us to make an offer to purchase the New Notes for cash at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereto, but not including, the date of purchase. Our failure to purchase such tendered notes upon the occurrence of such Change of Control Triggering Event would result in an event of default under the Indenture governing the New Notes and a cross-default under the agreements governing certain of our other indebtedness which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If such a Change of Control Triggering Event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness. In addition, you may not be able to require us to repurchase the New Notes under the change of control provisions in the Indenture in the event of certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness, potentially resulting in a downgrade of our credit ratings, thereby negatively affecting the value of the New Notes), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control Triggering Event” under the Indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control Triggering Event” that would trigger our obligation to purchase the New Notes. Therefore, if an event occurs that does not constitute a “Change of Control Triggering Event,” we will not be required to make an offer to purchase the New Notes and you may be required to continue to hold your notes despite the event.

Active trading markets for the New Notes may not develop, which could make it more difficult for holders of the New Notes to sell their notes and/or result in a lower price at which holders would be able to sell their notes.

There is no existing market for the New Notes. The New Notes will not be listed on any securities exchange. There can be no assurance that a trading market for the New Notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the New Notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the New Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the New Notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the New Notes;

•	outstanding amount of the New Notes;

•	the terms related to optional redemption of the New Notes; and

•	level, direction and volatility of market interest rates generally.

If trading markets do develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the New Notes.

The market prices for the New Notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects, including relative to guidance or analyst estimates;

•	the overall condition of the financial markets; and

•	the other risks detailed in this document and in our other filings with the SEC.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the New Notes.

Risks Related to the Indigo Merger

Southwestern may be unable to successfully integrate Indigo’s business into its business or achieve the anticipated benefits of the Indigo Merger.

The success of the Indigo Merger will depend, in part, Southwestern’s ability to realize the anticipated benefits and cost savings from combining Southwestern’s and Indigo’s businesses, and there can be no assurance that Southwestern will be able to successfully integrate or otherwise realize the anticipated benefits of the Indigo Merger. Difficulties in integrating Southwestern and Indigo may result in the combined company performing differently than expected, in operational challenges, or in the failure to realize anticipated expense-related efficiencies. Potential difficulties that may be encountered in the integration process include, among others:

•	the inability to successfully integrate Indigo in a manner that permits the achievement of full revenue, expected cash flows and cost savings anticipated from the Indigo Merger;

•	not realizing anticipated operating synergies;

•	integrating personnel from Indigo and the loss of key employees;

•	potential unknown liabilities and unforeseen expenses or delays associated with the Indigo Merger;

•	integrating relationships with customers, vendors and business partners;

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the Indigo Merger and integrating Indigo’s operations;

•	the impact of Southwestern’s recent acquisition of Montage Resources Corporation and continuing integration related to the acquisition; and

•	the disruption of, or the loss of momentum in, Southwestern’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Southwestern’s ability to achieve the anticipated benefits of the Indigo Merger will depend in part upon whether it can integrate Indigo’s business into Southwestern’s existing business in an efficient and effective manner. Southwestern may not be able to accomplish this integration process successfully. The successful acquisition of producing properties, including those owned by Indigo, requires an assessment of several factors, including:

•	recoverable reserves;

•	future natural gas and oil prices and their appropriate differentials;

•	availability and cost of transportation of production to markets;

•	availability and cost of drilling equipment and of skilled personnel;

•	development and operating costs including access to water and potential environmental and other liabilities; and

•	regulatory, permitting and similar matters.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, Southwestern has performed a review of the subject properties that it believes to be generally consistent with industry practices. The review was based on Southwestern’s analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines. Data used in such review was furnished by Indigo or obtained from publicly available sources. Southwestern’s review may not reveal all existing or potential problems or permit Southwestern to fully assess the deficiencies and potential recoverable reserves for all of the acquired properties, and the reserves and production related to the assets and operations of Indigo may differ materially after such data is reviewed further by Southwestern. Inspections will not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, Indigo may be unwilling or unable to provide effective contractual protection against all or a portion of the underlying deficiencies. Southwestern is often not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with the assets and operations of Indigo, Southwestern is entitled to remedies for only certain environmental liabilities. Additionally, Southwestern will not have the ability to control operations with respect to the portion of the assets and operations of Indigo in which Indigo holds only a non-operating interest. The integration process may be subject to delays or changed circumstances, and Southwestern can’t give any assurances that the assets and operations of Indigo will perform in accordance with Southwestern’s expectations or that Southwestern’s expectations with respect to integration or cost savings as a result of the Indigo Merger will materialize.

The Indigo Merger and the other transactions contemplated by the Indigo Merger Agreement may trigger change in control or other provisions in certain agreements to which Indigo is a party, which may have an adverse impact on the combined company’s business and results of operations.

The Indigo Merger and the other transactions contemplated by the Indigo Merger Agreement may trigger change in control and other provisions in certain agreements to which Indigo is a party. For those agreements for which we and Indigo are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. We could require a significant amount of funds to make these repurchases and repayments. The foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

Southwestern’s results may suffer if it does not effectively manage its expanded operations resulting from the Indigo Merger.

The Indigo Merger will cause the size of the Company’s business to increase significantly beyond its current size. Southwestern’s future success will depend, in part, on Southwestern’s ability to manage this expanded business, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Indigo into Southwestern’s existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners.

Southwestern may be exposed to additional commodity price risk as a result of the acquisition of Indigo’s upstream assets.

The prices for natural gas have historically been volatile, and Southwestern expects this volatility to continue in the future. The Indigo Merger may increase Southwestern’s exposure to these, or other, commodity price risks.

To mitigate its exposure to changes in commodity prices, Indigo hedges natural gas from time to time, primarily through the use of certain derivative commodity instruments. Southwestern will bear the economic impact of all of Indigo’s current hedges as a result of the Indigo Merger. Actual natural gas prices may differ from the Company’s expectations and, as a result, such hedges could have a negative impact on Southwestern’s business.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

We will account for the Indigo Merger as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of Indigo and its subsidiaries will be recorded, as of completion, at their respective fair values and added to ours. Our reported financial condition and results of operations for periods after completion of the Indigo Merger will reflect Indigo’s balances and results after completion of the Indigo Merger but will not be restated retroactively to reflect the historical financial position or results of operations of Indigo and its subsidiaries for periods prior to the Indigo Merger.

Under the acquisition method of accounting, the total purchase price will be allocated to Indigo’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Indigo Merger. The excess of the purchase price over those fair values, if any, will be recorded as goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

We will incur significant transaction costs in connection with the Indigo Merger.

We have incurred and are expecting to incur a number of non-recurring costs associated with the Indigo Merger, combining the operations of Indigo with ours and achieving desired synergies. These costs have been, and will continue to be substantial. The substantial majority of non-recurring expenses consisted of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors and employee retention, severance, and benefit costs. We also have incurred and will continue to incur costs related to formulating and implementing integration plans. Although we expect that the elimination of duplicative costs, as well as the realization of synergies and efficiencies related to the integration of Indigo’s assets, should allow us to offset these transaction costs over time, this net benefit may not be achieved in the near term or at all.

The unaudited pro forma condensed combined financial information and the pro forma reserves information incorporated by reference in this prospectus is presented for illustrative purposes only and may not be reflective of our operating results, financial condition or reserves. In addition, such information is subject to change.

The unaudited pro forma condensed combined financial information incorporated by reference in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Indigo Merger been completed on the dates indicated. Similarly, the pro forma reserves information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our reserves would have been had the Indigo Merger been completed on the dates indicated. Further, our actual results and financial position after the Indigo Merger may differ materially and adversely from the pro forma information that is included in this prospectus. The unaudited pro forma condensed combined financial information reflects adjustments based upon preliminary estimates of the fair value of the assets to be acquired and liabilities to be assumed.

In addition, it is possible that we may be required to make changes in the future to the pro forma condensed combined financial statements. Any such change or modifications could be significant.

Indigo is a private company, and therefore, Indigo’s financial statements are not prepared in accordance with the SEC requirements for public company financial statements.

Indigo is a private company and is not subject to the SEC financial reporting requirements. Indigo’s historical consolidated financial statements included in this prospectus are not prepared in accordance with SEC financial reporting requirements or public company accounting principles. Based on this, there may be information not included, which would be necessary to include in a public company’s historical consolidated financial statements. Accordingly, such information is subject to change. Any such change or modifications could be significant.

Our ability to utilize our U.S. net operating loss carryforwards to reduce future taxable income will be subject to various limitations under the Code.

Section 382 of the Code imposes a limitation on the ability of a corporation to utilize its net operating loss carryforwards (“NOLs”) upon the occurrence of an ownership change resulting from issuances of a corporation’s stock or the sale or exchange of such corporation’s stock by certain shareholders if, as a result, there is an aggregate change of more than 50% in the beneficial ownership of such corporation’s stock by such shareholders during any three-year period. We believe that the Indigo Merger will result in an ownership change with respect to us, which would trigger a limitation on our ability to utilize any of its historic loss carryforwards based on information currently available. The limitation with respect to such loss carryforwards generally would be equal to (i) the fair market value of our equity as of immediately prior to such ownership change multiplied by (ii) a percentage approximately equivalent to the yield on long-term tax-exempt bonds during the month in which the ownership change occurs. In addition, the limitation would, under current law, be increased if there are recognized built-in gains during any post-change year, but only to the extent of any net unrealized built-in gains in our assets at the time of the ownership change. Any such limitation imposed on the ability to use such NOLs to offset future taxable income could cause us to pay U.S. federal income taxes earlier than we otherwise would if such limitations were not in effect and could cause certain of such NOLs to expire unused, thereby reducing or eliminating the benefit of such NOLs.

SUBSIDIARY GUARANTORS

SEC Regulation S-X Rule 13-01 allows the omission of Summarized Financial Information if assets, liabilities and results of operations of the combined issuer and guarantors of the New Notes are not materially different than the corresponding amounts presented in the consolidated financial statements of the Company. Therefore, the Company concluded that the presentation of the Summarized Financial Information is not required.

USE OF PROCEEDS

This Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any proceeds from the Exchange Offer. You will receive, in exchange for the Outstanding Notes validly tendered by you and not validly withdrawn that are accepted by us in the Exchange Offer, New Notes in the same principal amount. The Outstanding Notes surrendered in exchange for the New Notes will be retired and cancelled and will not result in any increase in our outstanding debt. Any tendered but unaccepted Outstanding Notes will be returned to you and will remain outstanding.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On September 3, 2021, Southwestern, the subsidiary guarantors and the Dealer Managers entered into a registration rights agreement, pursuant to which Southwestern agreed to use reasonable best efforts to file with the SEC and cause to become effective a registration statement of which this prospectus forms a part (the “Registration Rights Agreement”). The Exchange Offer will permit eligible holders of the Outstanding Notes to exchange their Outstanding Notes for the New Notes, which are identical in all material respects to the Outstanding Notes, except that:

•	the New Notes have been registered with the SEC under U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the New Notes bear a different CUSIP number from the Outstanding Notes;

•	the New Notes generally will not be subject to transfer restrictions and will not be entitled to registration rights; and

•	the holders of the New Notes will not be entitled to earn additional interest under circumstances relating to our registration obligations under the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, we agreed that we will, at our expense, for the benefit of the holders of the Outstanding Notes:

•	file a registration statement covering an offer to the holders of the Outstanding Notes to exchange all Outstanding Notes for the New Notes;

•

have such registration statement become and remain effective not less than 20 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is given to the holders of the Outstanding Notes;

•	commence the Exchange Offer promptly after such registration statement is declared effective by the SEC; and

•	use reasonable best efforts to consummate the Exchange Offer on or prior to September 3, 2022, with respect to the Outstanding Notes.

Upon the effectiveness of the registration statement of which this prospectus is a part, we will offer the New Notes in exchange for the Outstanding Notes in the Exchange Offer made pursuant to the Registration Rights Agreement. A copy of the Registration Rights Agreement is filed as an exhibit to our Current Report on Form 8-K and incorporated by reference into this prospectus.

The Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of the Outstanding Notes in any jurisdiction in which the Exchange Offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

Terms of the Exchange Offer

We are offering to exchange up to $698,528,000 of our new registered 5.375% Senior Notes due 2029 for up to $698,528,000 of our unregistered 5.375% Senior Notes due 2029.

Subject to terms and conditions described in this prospectus, we will accept for exchange Outstanding Notes which are validly tendered on or prior to the Expiration Date and not validly withdrawn as described herein. The Expiration Date initially means 5:00 p.m., New York City time, on                 , 2021. We may, however, in our sole and absolute discretion, extend the period of time during which the Exchange Offer is open with respect to the Outstanding Notes. The term “Expiration Date” means the latest time and date to which the Exchange Offer is extended.

This prospectus is first being sent on or about                , 2021, to all holders of Outstanding Notes known to us. Our obligation to accept Outstanding Notes for exchange in the Exchange Offer is subject to the conditions described below under the heading “— Conditions to the Exchange Offer.” The Exchange Offer is not conditioned upon holders tendering a minimum principal amount of Outstanding Notes. As of the date of this prospectus, $698,528,000 aggregate principal amount of Outstanding Notes are outstanding.

Outstanding Notes tendered in the Exchange Offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

Holders of the Outstanding Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer. If you do not tender your Outstanding Notes or if you tender Outstanding Notes that we do not accept, your Outstanding Notes will remain outstanding. Any Outstanding Notes will be entitled to the benefits of the Indenture but will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to such Outstanding Notes.

After the Expiration Date, we will return to the holder any tendered Outstanding Notes that we did not accept for exchange.

NEITHER WE, OUR BOARD OF DIRECTORS, OUR MANAGEMENT NOR THE EXCHANGE AGENT MAKES ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the Outstanding Notes;

•

to terminate the Exchange Offer with respect to the Outstanding Notes and not accept any Outstanding Notes for exchange if we determine that any of the conditions to the Exchange Offer have not occurred or have not been satisfied;

•	to extend the Expiration Date of the Exchange Offer and retain all Outstanding Notes tendered in the Exchange Offer other than those notes validly withdrawn; and

•	to waive any condition or amend the terms of the Exchange Offer in any manner.

If we materially amend the Exchange Offer, we will as promptly as practicable distribute a prospectus to the holders of the Outstanding Notes disclosing the change and extend the Exchange Offer, to the extent required by applicable law.

If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Acceptance of Outstanding Notes for Exchange and Issuance of New Notes

Upon satisfaction or waiver of all of the conditions of the Exchange Offer, as promptly as practicable after the Expiration Date, we will accept all Outstanding Notes validly tendered and not validly withdrawn prior to the Expiration Date, and we will issue New Notes and deliver them to the exchange agent. The exchange agent might not deliver the New Notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

We will be deemed to have exchanged Outstanding Notes validly tendered and not validly withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered Outstanding Notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of Outstanding Notes, letters of transmittal and related documents.

In tendering Outstanding Notes, you must warrant in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer Outstanding Notes;

•	we will acquire good, marketable and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the Outstanding Notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the Outstanding Notes.

The holder of each Outstanding Note accepted for exchange will receive a New Note in the principal amount equal to the surrendered Outstanding Note. Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the later of August 1, 2021 and the most recent date to which interest has been paid on the Outstanding Notes. Holders of New Notes will not receive any payment in respect of accrued interest on Outstanding Notes otherwise payable on any interest payment date, the record date for which occurs on or prior to the consummation of the Exchange Offer.

If any tendered Outstanding Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Outstanding Notes will be returned without expense to the tendering holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the Exchange Offer).

Procedures for Tendering Outstanding Notes

To participate in the Exchange Offer, you must validly tender your Outstanding Notes to the exchange agent as described below. We will only issue New Notes in exchange for Outstanding Notes that you timely and validly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes, and you should follow carefully the instructions on how to tender your Outstanding Notes. It is your responsibility to validly tender your Outstanding Notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your Outstanding Notes, please call the exchange agent whose address and phone number are described in this prospectus.

All of the Outstanding Notes were issued in book-entry form, and all of the Outstanding Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the Outstanding Notes may be tendered using Automated Tender Offer Program (“ATOP”). The exchange agent will establish an account with DTC for purposes of the Exchange Offer promptly after the commencement of the Exchange Offer, and DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer their Outstanding Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender Outstanding Notes and that the participant agrees to be bound by the terms of this prospectus.

There is no procedure for guaranteed late delivery of the Outstanding Notes.

If you beneficially own Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf.

Determination of Validity

We, in our sole and absolute discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered Outstanding Notes. Our determination of these questions as well as our interpretation of the terms and conditions of the Exchange Offer will be final and binding on all parties. A tender of Outstanding Notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will they be liable for failing to give any such notice.

We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the Exchange Offer; and

•	to waive any condition or irregularity in the tender of Outstanding Notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any endorsement, bond power, power of attorney, or any other document required by the Exchange Offer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole and absolute discretion, of his or her authority to so act.

Resales of New Notes

Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the Exchange Offer, we believe that a holder of New Notes, other than a broker-dealer, may offer New Notes for resale, resell and otherwise transfer the New Notes without delivering a prospectus to prospective purchasers, if the holder acquired the New Notes in the ordinary course of business, has no intention of engaging in a “distribution” (as defined under the Securities Act) of the New Notes and is not an “affiliate” (as defined under the Securities Act) of Southwestern or the subsidiary guarantors. We will not seek our own interpretive letter. As a result, we cannot assure you that the SEC staff will take the same position on this Exchange Offer as it did in interpretive letters to other parties in similar transactions.

By tendering Outstanding Notes, the holder, other than participating broker-dealers, as defined below, of those Outstanding Notes is deemed to represent to us that, among other things:

•	the New Notes acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Notes, whether or not that person is the holder;

•

at the time of the commencement of the Exchange Offer, the holder has no arrangement or understanding with any person to participate in a “distribution” of the New Notes in violation of the provisions of the Securities Act; and

•	neither the holder nor any other person receiving the New Notes is an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Southwestern or the subsidiary guarantors.

If any holder or any such other person is an “affiliate” of the Company or the subsidiary guarantors or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the New Notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes must represent that the Outstanding Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the New Notes pursuant to the Exchange Offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired Outstanding Notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of New Notes received in exchange for the Outstanding Notes pursuant to the Exchange Offer. We have agreed that, during the period ending not less than 20 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to the holders of the Outstanding Notes, subject to extension in limited circumstances, we will use our reasonable best efforts to keep the Exchange Offer Registration Statement effective and make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the Exchange Offer.

Withdrawal Rights

You can withdraw tenders of Outstanding Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the total principal amount of Outstanding Notes to be withdrawn;

•	where certificates for Outstanding Notes are transmitted, list the name of the registered holder of the Outstanding Notes if different from the person withdrawing the Outstanding Notes;

•	contain a statement that the holder is withdrawing his election to have the Outstanding Notes exchanged; and

•	be accompanied by documents of transfer to have the trustee with respect to the Outstanding Notes register the transfer of the Outstanding Notes in the name of the person withdrawing the tender.

The notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, Outstanding Notes properly withdrawn may again be tendered at any time on or prior to the Expiration Date.

We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the Exchange Offer will be final and binding on all parties. Neither we, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.

In the case of Outstanding Notes tendered by book-entry transfer through DTC, the Outstanding Notes withdrawn or not exchanged will be credited to an account maintained with DTC. Withdrawn Outstanding Notes will be returned to the holder after withdrawal. The Outstanding Notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Properly withdrawn Outstanding Notes may again be tendered by following one of the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time prior to the applicable Expiration Date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we are not required to accept for exchange, or to issue New Notes in exchange for, any Outstanding Notes, and we may terminate or amend the Exchange Offer, if at any time prior to the applicable Expiration Date:

•	the Exchange Offer violates any applicable law or applicable interpretation of the staff of the SEC;

•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the Exchange Offer;

•	we shall not have received all governmental approvals that we deem necessary to consummate the Exchange Offer; or

•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment would materially impair our ability to consummate the Exchange Offer.

The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Outstanding Notes tendered, and we will not issue New Notes in exchange for any such Outstanding Notes, if at such time any stop order by the SEC is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part, or the Indenture is no longer qualified under the Trust Indenture Act.

Exchange Agent

We appointed Regions Bank as exchange agent for the Exchange Offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus to the exchange agent at the address and phone number as follows:

By registered or certified mail, hand delivery or overnight courier:

Regions Bank, as Exchange Agent

3773 Richmond Avenue, Suite 1100

Houston, Texas 77046

Attn: Corporate Trust

By Facsimile (713) 960-4058

or by email at doug.milner@regions.com

If you deliver any other documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

The Registration Rights Agreement provides that we will, jointly and severally, bear all expenses incurred in connection with the performance of our obligations relating to the registration of the New Notes and the conduct of the Exchange Offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will reimburse the initial purchasers and the holders of the Outstanding Notes for the reasonable fees and disbursements of on firm of attorneys chosen by the holders of a majority in the aggregate principle amount of the Outstanding Notes. Holders shall bear all of their costs, including any underwriting discounts, brokerage commissions or transfer taxes.

Transfer Taxes

Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, New Notes issued in the Exchange Offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the Exchange Offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with their tender, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

We will record the New Notes at the same carrying value as the Outstanding Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the Exchange Offer. The fees and expenses discussed above will partially be expensed as incurred with the remaining portion recorded as deferred financing costs and amortized over the remaining life of the related bonds.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their Outstanding Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Southwestern is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the provisions in the Indenture regarding the transfer and exchange of the Outstanding Notes and the existing restrictions on transfer set forth in the legend on the Outstanding Notes and in the offering memorandum relating to the Outstanding Notes.

Upon completion of the Exchange Offer, holders of the Outstanding Notes will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances.

Consequences of Exchanging Outstanding Notes

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by holders after the Exchange Offer other than by any holder who is an “affiliate” (as defined in Rule 405 under the Securities Act) of Southwestern or the subsidiary guarantors. Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such New Notes are acquired in the ordinary course of such holder’s business; and

•	such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the New Notes.

However, the SEC has not considered the Exchange Offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, by tendering Outstanding Notes in the Exchange Offer, is deemed to represent and must furnish a written representation, at our request, that:

•	it is acquiring the New Notes in the ordinary course of its business;

•

at the time of the commencement of the Exchange Offer, the holder has no arrangement or understanding with any person to participate in a “distribution” of the New Notes in violation of the provisions of the Securities Act; and

•	it is not an affiliate of Southwestern or the subsidiary guarantors.

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes must acknowledge that such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver or make available a prospectus in connection with any resale of such New Notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the Exchange Offer.

DESCRIPTION OF THE NEW NOTES

The following description of the particular terms of the New Notes and summaries of certain provisions of the Indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indenture, which provisions of the Indenture are incorporated herein by reference. Capitalized and other terms not otherwise defined in this prospectus will have the meanings given to them in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture from us upon request.

In this section, the terms “we,” “our,” “us” and “Southwestern Energy Company” refer solely to Southwestern Energy Company and not its subsidiaries. References to “holders” mean those who have New Notes registered in their names on the books that we or the trustee maintain for that purpose, and not those who own beneficial interests in New Notes issued in book-entry form through DTC or in New Notes registered in street name. Owners of beneficial interests in the New Notes should refer to “Form, book-entry procedures and transfer” below.

The New Notes

The New Notes will be issued as senior debt securities pursuant to the Indenture. The terms of the New Notes will be as set forth herein.

The New Notes will mature on February 1, 2029. Unless previously redeemed or purchased and cancelled, we will repay the New Notes in cash at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. We will pay principal of and interest on the New Notes in U.S. dollars.

The New Notes will be:

•	our senior unsecured debt obligations;

•	equal in right of payment with all of our other present and future senior unsecured indebtedness, including our outstanding senior notes;

•	effectively subordinated to any of our secured indebtedness, including the indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such indebtedness;

•	unconditionally guaranteed by the guarantors on a senior unsecured basis, subject to release as described below; and

•	structurally subordinated to any indebtedness of subsidiaries that are not guarantors.

The New Notes will be issued in registered, book-entry form only without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Indenture and the New Notes will not limit the amount of indebtedness that may be incurred or the amount of securities which may be issued by us, and contain no financial or similar restrictions on us, except as described under “Certain Covenants” below. The Indenture provides that we may issue other series of debt securities thereunder.

The New Notes will be issued in an aggregate initial principal amount of up to $698,528,000.

The Guarantees

The New Notes will be guaranteed, jointly and severally, on a senior unsecured basis by all of our direct and indirect, wholly owned subsidiaries that guarantee our Credit Agreement, subject to release as described below. Each guarantee of the New Notes will be:

•	that guarantor’s senior unsecured debt obligation;

•	equal in right of payment with all of that guarantor’s other present and future senior unsecured indebtedness, including that guarantor’s guarantee of our outstanding senior notes;

•

effectively subordinated to any of that guarantor’s secured indebtedness, including that guarantor’s obligations under the Credit Agreement, to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated to any indebtedness of subsidiaries of that guarantor that are not also guarantors.

If, in the future, any of our non-guarantor subsidiaries guarantees, becomes a borrower or guarantor under, or grants any lien to secure certain indebtedness of us or a subsidiary guarantor, as described below under “Certain Covenants — Future Guarantors,” then we will cause such subsidiary to become a guarantor of the New Notes by executing a supplement to the Indenture and delivering such supplement to the trustee promptly (but in any event, within ten business days of the date on which it guaranteed or incurred such obligations or granted such lien, as the case may be). In the event of a bankruptcy, liquidation or reorganization of any subsidiary that does not guarantee the New Notes, such non-guarantor subsidiary will pay the holders of its debt or debt it guarantees and its trade creditors before it will distribute any of its assets to us.

The obligations of each guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. If a subsidiary guarantee is rendered voidable, it could be subordinated by a court to all other debt (including guarantees and other contingent liabilities) of the applicable guarantor, and, depending on the amount of such debt, a guarantor’s liability on its subsidiary guarantee could be reduced to zero.

The Indenture will limit the ability of a guarantor to consolidate with or merge with or into any other person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets and the properties or assets of its subsidiaries (taken as a whole with the properties or assets of such guarantor) to another person in one or more related transactions.

Each of our subsidiaries’ guarantees will be released:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of, or all of our direct or indirect limited partnership, limited liability company or other equity interests in, that guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) an affiliate of us;

(2) upon the merger of the guarantor into us or any other guarantor or the liquidation or dissolution of the guarantor;

(3) upon legal defeasance or covenant defeasance as described in the accompanying prospectus under the caption “Description of Debt Securities and Related Guarantees — Defeasance” or upon satisfaction and discharge of the Indenture as described in the accompanying prospectus under the caption “Description of Debt Securities and Related Guarantees — Satisfaction and Discharge”; or

(4) upon delivery of written notice to the trustee of the release of all guarantees or other obligations of the guarantor under the Credit Agreement and any future credit facility or other indebtedness for money borrowed that required that guarantor to guarantee the New Notes under the covenant described below under “— Certain Covenants – Future Guarantors” such that the subsidiary would not be required to be a guarantor under such covenant.

If at any time following any release of a guarantor from its guarantee of the New Notes pursuant to clause (4) in the preceding paragraph, the guarantor again incurs obligations under the Credit Agreement or any future credit facility or other indebtedness for money borrowed such that the subsidiary would be required to be a guarantor under the second paragraph of this covenant, then we will cause the guarantor to again guarantee the New Notes in accordance with the Indenture.

Interest

Interest will accrue on the New Notes at the rate of 5.375% per year from the later of August 1, 2021 and the most recent date to which interest has been paid on the Outstanding Notes. We will make interest payments on the New Notes semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2022 to the person in whose name the New Notes are registered at the close of business on the immediately preceding January 15 and July 15, as applicable. Interest on the New Notes will be computed on the basis of a 360-day year of twelve 30-day months. If we are obligated to pay additional interest on the New Notes as described below under “Registration Rights”, all references in this description to “interest” shall be deemed to include such additional interest to the extent then applicable.

If an interest payment date for the New Notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Further Issuances

We may from time to time, without notice to or the consent of the registered holders of the New Notes, create and issue further New Notes having the same terms as the New Notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further New Notes or except for the first payment of interest following the issue date of such further New Notes). Such further New Notes will form a single series with the New Notes and have substantially similar terms as to status, optional redemption or otherwise as the New Notes (subject to any further New Notes having special mandatory redemption features in connection with future acquisitions or otherwise), provided that the further New Notes will have a separate CUSIP number unless (i) the further New Notes have no more than a de minimis amount of original issue discount for U.S. federal income tax purposes or (ii) such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Optional Redemption

At any time prior to February 1, 2024, we may, on any one or more occasions, redeem up to 40% of the aggregate principal amount of New Notes issued under the Indenture, upon notice as provided in the Indenture, at a redemption price equal to 105.375% of the principal amount of the New Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of New Notes on the relevant record date to receive interest on the relevant interest payment date), with an amount of cash not greater than the net cash proceeds of one or more equity offerings; provided that:

•

at least 60% of the aggregate principal amount of New Notes issued under the Indenture (including any additional notes but excluding New Notes held by us and our Subsidiaries) remains outstanding immediately after the occurrence of such redemption (unless all the New Notes are redeemed substantially concurrently); and

•	the redemption occurs within 180 days of the date of the closing of such equity offering.

At any time prior to February 1, 2024, we may on any one or more occasions redeem all or a part of the New Notes, upon notice as provided in the Indenture, at a redemption price equal to 100% of the principal amount of the New Notes redeemed, plus the applicable premium, and accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the rights of holders of New Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after February 1, 2024, we may on any one or more occasions redeem all or a part of the New Notes, upon notice as provided in the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the New Notes redeemed to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on February 1 of the years indicated below, subject to the rights of holders of New Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2024	102.688%
2025	101.344%
2026 and thereafter	100.000%

Unless we default in the payment of the redemption price, interest will cease to accrue on the New Notes or portions thereof called for redemption on the applicable redemption date.

In the event that holders of not less than 90% in aggregate principal amount of the outstanding New Notes accept a Change of Control Offer, or other tender offer to purchase all of the New Notes and we (or any third party making such Change of Control Offer or other tender offer to purchase all of the New Notes in lieu of us as described above) purchases all of the New Notes held by such holders, we will have the right, upon not less than 30 nor more than 60 days prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or other tender offer to purchase all of the New Notes described above, to redeem all of the New Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other holder in the Change of Control Offer or other tender offer, plus, to the extent not included in the Change of Control Offer or other tender offer payment, accrued and unpaid interest, if any, on the New Notes that remain outstanding, to, but excluding, the date of redemption (subject to the rights of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Except pursuant to the preceding paragraphs, the New Notes will not be redeemable at our option prior to February 1, 2024.

We will give or cause the trustee (in the name and at the expense of us) to give notice of redemption to the holders of New Notes to be redeemed as a whole or in part by giving notice of such redemption, not less than 15 days nor more than 60 days prior to the date fixed for redemption, to each holders of the New Notes to be redeemed at their last addresses as they shall appear in the security register or otherwise in accordance with the applicable procedures of the applicable depositary; provided, however, that redemption notices may be given more than 60 days prior to the date fixed for redemption if the notice is issued in connection with a defeasance of the New Notes pursuant to the Indenture or a satisfaction and discharge of the Indenture. Notices of redemption may be conditional and, at our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied. If the trustee does not give the redemption notice, we shall deliver a copy of the notice to the trustee. Any notice which is given in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives the notice. Failure to give notice by mail or pursuant to the applicable procedures of the applicable depositary, or any defect in the notice to the holder of any security designated for redemption as a whole or in part, shall not affect the validity of the proceedings for the redemption of any other security. Once notice of redemption is sent in accordance with the Indenture, the New Notes called for redemption, subject to any condition included in the applicable notice of redemption, become irrevocably due and payable on the redemption date at the redemption price.

The Indenture will provide that no New Notes of $2,000 of principal amount or less will be redeemed in part. If any New Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount of that New Note to be redeemed. A New Note in principal amount equal to the unredeemed portion of the original New Note presented for redemption will be issued in the name of the holder thereof upon cancellation of the original New Note. New Notes called for redemption, subject to any condition included in such notice of redemption, become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the New Notes or portions of them called for redemption unless we default on payment of the redemption price.

Change of Control Event

If a change of control event occurs with respect to the New Notes, each holder of the New Notes will have the right, pursuant to the terms set forth in the Indenture, to require us to repurchase all or any part (in any amount equal to $2,000 or an integral multiple as specified of $1,000 in excess thereof) of such holder’s New Notes at a purchase price in cash equal to 101% of the principal amount of such New Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following a change of control event, if we have not (prior to the change of control event) sent a redemption notice for the New Notes in connection with any optional redemption that may be permitted by the Indenture, we will give a notice (the “change of control offer”) to each note holder to which this provision applies, with a copy to the trustee (or we will otherwise comply with DTC procedures for the giving of such notice, if any), stating:

(1) that a change of control event has occurred and that such holder has the right to require us to purchase such holder’s New Notes at a purchase price in cash equal to 101% of the principal amount of such New Notes plus accrued and unpaid interest, if any, up to but excluding the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “change of control payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent) (the “change of control payment date”);

(3) that any note not validly tendered will remain outstanding and continue to accrue interest;

(4) that unless we default in the payment of the change of control payment, all New Notes accepted for payment pursuant to the change of control offer will cease to accrue interest on the change of control payment date;

(5) that holders electing to have any New Notes purchased pursuant to a change of control offer will be required to surrender such New Notes (or otherwise comply with applicable DTC procedures), with the form entitled “Option of Holder to Elect Purchase” on the reverse of such New Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the Business Day preceding the change of control payment date;

(6) that holders will be entitled to withdraw their tendered New Notes and their election to require us to purchase such New Notes, provided that the paying agent receives, not later than the close of business on the Business Day preceding the change of control payment date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the New Notes, the principal amount of New Notes tendered for purchase, and a statement that such holder is withdrawing its tendered New Notes and its election to have such New Notes purchased (or such holder complies with applicable DTC procedures for withdrawals);

(7) that holders electing to have their New Notes purchased pursuant to a change of control offer must specify the principal amount that is being tendered for purchase. The principal amount of the portion of New Notes tendered must be equal to $2,000 or an integral multiple of $1,000 thereafter;

(8) any conditions to the change of control offer;

(9) the procedures determined by us, consistent with the Indenture, that a holder must follow in order to have its New Notes repurchased; and

(10) any other information necessary to enable any holder to tender New Notes and to have such New Notes purchased pursuant to the Indenture.

On the change of control payment date, we will, to the extent lawful:

(1) accept for payment all New Notes or portions of New Notes (of at least $2,000 or an integral multiple of $1,000 thereafter) validly tendered and not validly withdrawn pursuant to the change of control offer;

(2) deposit with the paying agent an amount equal to the change of control payment in respect of all New Notes or portions of New Notes accepted for payment; and

(3) deliver or cause to be delivered to the trustee the New Notes so accepted together with an officer’s certificate stating the aggregate principal amount of New Notes or portions of New Notes being purchased by us.

The paying agent will promptly send to each holder of New Notes validly tendered and not validly withdrawn the change of control payment for the New Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter.

If the change of control payment date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, will be paid to the person in whose name a note is registered at the close of business on such record date, and no further interest will be payable to holders who tender pursuant to the change of control offer.

The provisions described above will be applicable to any change of control event whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a change of control event, the Indenture will not contain provisions that permit the holders to require us to repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a change of control offer upon a change of control event if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a change of control offer made by us and purchases all New Notes validly tendered and not validly withdrawn under such change of control offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes as a result of a change of control event. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, or compliance with the change of control event provisions of the Indenture would constitute a violation of any such laws or regulations, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the Indenture by virtue of our compliance with such securities laws or regulations.

Our ability to repurchase New Notes pursuant to a change of control offer may be limited by a number of factors. The occurrence of certain of the events that constitute a change of control would constitute a default under the Credit Agreement. In addition, certain events that may constitute a change of control under the Credit Agreement and cause a default under the Credit Agreement will not constitute a change of control or a change of control event under the Indenture. Our future indebtedness or that of our subsidiaries may also contain prohibitions of certain events that would constitute a change of control or require such indebtedness to be repurchased upon a change of control or a change of control event. Moreover, the exercise by the holders of their right to require us to repurchase the New Notes following a change of control in connection with a change in control event could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Credit Agreement and other and/or future indebtedness may prohibit our prepayment or repurchase of New Notes before their scheduled maturity. Consequently, if we are not able to prepay any such other indebtedness containing similar restrictions or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of New Notes exercise their repurchase rights following a change of control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Credit Agreement. The provisions described above may deter certain mergers, tender offers and other takeover attempts involving us. The change of control purchase feature is a result of negotiations between the underwriters of the New Notes and us. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control or a change of control event under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional indebtedness are contained in the covenants described under “Certain Covenants — Limitation on Liens” and “Certain Covenants — Limitation on Sale and Leaseback Transactions.” Such restrictions in the Indenture can be waived only with the consent of the holders of a majority in principal amount of the New Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the New Notes protection in the event of a highly leveraged transaction.

The definition of “change of control” includes a disposition of all or substantially all of the assets of Southwestern Energy Company (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of New Notes may require us to make an offer to repurchase the New Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the New Notes as a result of a change of control event may be waived or modified or terminated with the written consent of the holders of a majority in principal amount of the New Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the New Notes) prior to the occurrence of such change of control event.

Certain Covenants

Except as described below, we will not be restricted by the Indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The Indenture will not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the Indenture will not contain any covenants or other provisions that would limit our right to incur additional indebtedness. The Indenture will not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of the New Notes upon certain events (other than a change of control event) that may adversely affect the creditworthiness of the New Notes, for example, a highly leveraged transaction.

Limitation on Liens

We will not, and will not permit any of our subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money secured by a lien on (a) productive property, (b) any principal transmission facility or (c) any shares of stock of any subsidiary (collectively, (a), (b) and (c), “principal property”), if the sum, without duplication, of:

•	the aggregate principal amount of all secured debt (other than secured debt referred to in clauses (i)-(vii) below); and

•

all attributable debt of us or our subsidiaries in respect of sale and leaseback transactions involving any principal property (other than sale and leaseback provisions permitted pursuant to the second paragraph of the covenant “— Limitation on sale and leaseback transactions” below), exceeds the greatest of (i) $2.0 billion, (ii) 25% of our ACNTA at the time of incurrence and (iii) with respect to borrowings under the Credit Agreement, the “borrowing base” as defined below, unless we provide that the New Notes will be secured equally and ratably with (or, at our option, prior to) such secured debt.

The provisions described in the foregoing paragraph do not apply to liens incurred, assumed or guaranteed that do not arise from indebtedness for borrowed money and, without limiting the foregoing, also do not apply to liens on principal property:

(a) upon any principal property (including any related contract rights) existing at the time of acquisition thereof by us or any of our subsidiaries (whether such acquisition is direct or by acquisition of stock, assets or otherwise, provided any such lien is not incurred in contemplation of such acquisition);

(b) securing indebtedness under credit facilities of any subsidiary, provided that the aggregate principal amount of any indebtedness under such credit facilities shall not exceed $500.0 million at any time outstanding;

(c) upon or with respect to any property (including any related contract rights) acquired, constructed, refurbished or improved by us or any of our subsidiaries (including, but not limited to, liens to secure all or any part of the cost of construction, alteration or repair of any building, equipment, facility or other improvement on, all or any part of such property, including any pipeline financing) after the date of the Indenture which are created, incurred or assumed contemporaneously with, or within 360 days after, the latest to occur of the acquisition (whether by acquisition of stock, assets or otherwise), completion of construction, refurbishment or improvement, or the commencement of commercial operation, of such property (or, in the case of liens on contract rights, the completion of construction or the commencement of commercial operation of the facility to which such contract rights relate, regardless of the date when the contract was entered into) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction, refurbishment or improvement; provided, however, that in the case of any such construction, refurbishment or improvement, the lien shall relate only to indebtedness reasonably incurred to finance such construction, refurbishment or improvement;

(d) securing indebtedness owing by any of our subsidiaries to us or to other subsidiaries;

(e) arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing indebtedness;

(f) for the sole purpose of extending, renewing or replacing (or successive extensions, renewals or replacements), in whole or in part, any lien referred to in the foregoing subsections (i) or (iii) or above or this subsection (vi); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property subject to the lien so extended, renewed or replaced (plus refurbishment of or improvements on or to such property); and

(g) any ordinary course lien arising, but only so long as continuing, in the ordinary course of our business or the business of our subsidiaries.

In all of the cases set forth above, notwithstanding any stated limitation on the assets that may be subject to such lien, a lien on a specified asset or group or type of assets may include liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

Limitation on Sale and Leaseback Transactions.

Neither we nor any of our subsidiaries may enter into, assume, guarantee or otherwise become liable with respect to any sale and leaseback transaction involving any principal property, unless after giving effect thereto the sum of all attributable debt in respect of such sale and leaseback transactions (other than those referred to in the following paragraph) does not exceed $250.0 million.

This restriction shall not apply to any sale and leaseback transaction (A) between us and any of our subsidiaries or between any of our subsidiaries or (B) for which, at the time the transaction is entered into, the term of the related lease to us or our subsidiary of the property sold pursuant to such transaction is three years or less.

Future Guarantors.

The Indenture will provide that if, in the future, any subsidiary of ours that is not a guarantor of the New Notes (a “non-guarantor subsidiary”) subsequently becomes a borrower or guarantor under, or grants a lien to secure, any indebtedness of ours or of a subsidiary guarantor under (i) the Credit Agreement or any future credit facility or (ii) any other indebtedness for borrowed money, in each case with an outstanding principal amount in excess of $500.0 million, then we will cause that non-guarantor subsidiary to become a guarantor of the New Notes by executing a supplement to the Indenture and delivering such supplement to the trustee promptly (but in any event within ten business days) following the date that that such non-guarantor subsidiary so subsequently becomes a borrower or guarantor under or so grants a lien to secure such indebtedness of ours or of a subsidiary guarantor. No such subsidiary shall be required to become a guarantor of the New Notes if it merges into us or merges into an existing subsidiary guarantor and the surviving entity remains a subsidiary guarantor. Such subsidiary shall be released from its guarantee of the New Notes as described under “— The Guarantees” above.

SEC Reports

The Indenture will provide that we agree to file with the trustee, within 30 days after we file the same with the SEC, copies of the annual and quarterly reports, information, documents and other reports, if any, that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. The Indenture also provides that we will comply with the provisions of Section 314 of the Trust Indenture Act.

Consolidation, Merger and Sale of Assets

The Indenture will provide that we may not consolidate with or merge into any other person or sell, lease or transfer all or substantially all of our assets (determined on a consolidated basis) to any person unless:

•

either (i) in the case of a consolidation or merger, we shall be the continuing or surviving person or (ii) the person formed by such consolidation or into which are merged or the person which acquires by conveyance or transfer the assets of the Company substantially as an entirety (the “successor company”) shall be a person formed, organized or existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by a supplement to an Indenture, executed and delivered to the trustee, the due and punctual payment of the principal of and interest, if any, on all the New Notes and the performance or observance of every covenant of the Indenture on the part of us to be performed or observed;

•	immediately after giving effect to such transaction, no event of default, and no default, shall have happened and be continuing; and

•

we or the successor company have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance or transfer and, if a supplemental Indenture is required in connection with such transaction, such supplemental Indenture, comply with the Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.

Upon such consolidation, merger or sale, the successor entity formed by such consolidation or into which we are merged with or to which such sale is made will succeed to, and be substituted for, us under the Indenture, and the predecessor corporation shall be released from all obligations and covenants under the Indenture and the New Notes.

Events of Default, Notice and Waiver

Under the Indenture, an event of default with respect to the New Notes is any one of the following events:

(1) default for 30 or more days in payment of any interest on any New Note or any coupon appertaining thereto or any additional amount payable with respect to the New Notes as specified in this prospectus when due;

(2) default in payment of principal, or premium, if any, on any New Note when and as due at maturity or on redemption or otherwise when and as due, or in the making of a mandatory sinking fund payment, if applicable, when and as due by the terms of the New Notes;

(3) default for 90 days after written notice to us by the trustee for the New Notes, or by the holders of 25% in aggregate principal amount of the New Notes then outstanding, in any material respect in the performance of any other agreement in the New Notes (or in the Indenture or in any supplemental indenture or board resolution referred to therein) under which the New Notes have been issued;

(4) the failure to pay the principal of or interest on indebtedness for borrowed money of us or any significant subsidiary (within the meaning of Regulation S-X under the Securities Act) within any applicable grace period after payment is due, or the principal thereof is accelerated by the holders thereof because of a default, and the total principal amount of such indebtedness that is not so paid or that so accelerated, in either case exceeds $100.0 million and such acceleration is not rescinded or annulled within 30 days or such indebtedness is not repaid in full within 30 days; provided that such event of default will be cured or waived, without further action upon the part of either the trustee or any holder, if (i) the default that resulted in the acceleration of such other indebtedness is cured or waived and (ii) the acceleration is rescinded or annulled;

(5) certain events of bankruptcy, insolvency and reorganization of us or our significant subsidiaries; and

(6) in the case where a security guarantor guarantees the New Notes, except as otherwise provided in the Indenture, any security guarantee ceases to be in full force and effect, or any security guarantor denies or disaffirms its obligations under its security guarantee.

The Indenture will provide that if an event of default (other than certain events of bankruptcy, insolvency and reorganization of us) shall have occurred with respect to the New Notes and be continuing and is known to the trustee, the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding New Notes, by written notice to us and the trustee, may declare the unpaid principal of (and premium, if any) and any accrued and unpaid interest on all the New Notes to be immediately due and payable. Any such notice shall specify the event of default and that it is a “notice of acceleration.” If an event of default occurs as a result of certain events of bankruptcy, insolvency or reorganization of us, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the New Notes shall ipso facto become immediately due and payable without further notice or action on the part of the trustee or any holder.

The Indenture will provide that the trustee will, within 90 days after obtaining knowledge of a default with respect to the New Notes, give to the holders of the New Notes notice of such default known to it, unless cured or waived; provided that except in the case of default in the payment of principal, or interest or premium, if any, on the New Notes the trustee will be protected in withholding such notice if and so long as the trustee in good faith determines that the withholding of such notice is in the interests of the holders of the New Notes. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default.

The Indenture contains a provision entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, that the holders provide indemnity satisfactory to it before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture will provide that the holders of a majority in outstanding principal amount of the New Notes may, subject to certain exceptions, on behalf of the holders of New Notes direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The Indenture will include a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the New Notes may on behalf of the holders of New Notes rescind a declaration of acceleration or waive any past default or event of default with respect to the New Notes except a default not theretofore cured in payment of the principal of, or interest or premium, if any, on the New Notes or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each New Note.

No holder of a New Note will have any right to institute any proceeding with respect to the Indenture or the New Notes or for any remedy thereunder unless:

•	such holder shall have previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding New Notes have also made such a written request;

•	such holder or holders have provided indemnity satisfactory to the trustee to institute such proceeding as trustee;

•	the trustee has failed to institute such proceeding within 90 calendar days of such notice; and

•	during or prior to such 90 day period, the trustee has not received from the holders of a majority in outstanding principal amount of the New Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a holder of New Notes for enforcement of payment of the principal of, or premium or interest, if any, on the New Notes on or after the respective due dates expressed in the New Notes after any applicable grace periods have expired.

Modification and Waiver

The trustee and we may amend or supplement the Indenture or the New Notes without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption of our obligations to the holders in the case of a merger or consolidation of us or any security guarantors as permitted by the Indenture or any supplement to the Indenture;

•

provide for uncertificated New Notes in addition to or in place of certificated New Notes, provided, however that the uncertificated New Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986;

•	to add guarantees with respect to the New Notes or to secure the New Notes;

•	to add to the covenants of the Company or any security guarantor for the benefit of holders of all or any New Notes or to surrender any right or power conferred on us in the Indenture;

•	to add any additional events of default with respect to all or any New Note;

•	comply with SEC requirements in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•

make any change that would provide any additional rights or benefits to the holders of all or any New Note or that does not adversely affect the rights of any holder of the New Note in any material respect;

•

evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the Indenture as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to establish the form or terms of New Notes or other series of debt securities as permitted by the Indenture;

•

to conform the text of the Indenture, any security guarantees relating to the New Notes, or the New Notes to any provision of the description thereof set forth in this prospectus to the extent that such provision in this prospectus was intended to be a substantially verbatim recitation of a provision of the Indenture, the security guarantees relating to the New Notes or the New Notes, as determined in good faith by Southwestern (which intent will be established by an officer’s certificate Southwestern delivers to the trustee); or

•

to correct or supplement any provision of the Indenture that may be inconsistent with any other provision of the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture; provided, such actions shall not adversely affect the interests of any holder.

In addition, except as described below, modifications and amendments of the Indenture or the New Notes may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the New Notes. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	reduce the principal amount of New Notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on New Notes;

•

reduce the principal amount of or change or have the effect of changing the stated maturity of the principal of, or any installment of principal of, the New Notes, or change the date on which any New Notes may be subject to redemption (provided that this shall not apply to changes in the notice period for redemptions), or reduce any premium payable upon the redemption thereof or the redemption price therefor;

•	make any New Note payable in currency other than that stated in the New Notes;

•

make any change to the provisions of the Indenture entitling each holder to receive payment of principal of, premium and interest on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the outstanding New Notes to waive defaults or events of default;

•

amend, change or modify in any material respect any obligations of the Company to make and consummate a change of control offer in respect of a change of control event that has occurred, to the extent any such change of control may be required under the terms of any New Notes;

•

in the case where a security guarantor guarantees the New Notes, eliminate or modify in any manner the obligations of a security guarantor with respect to its security guarantee which adversely affects holders in any material respect, except as expressly otherwise provided for in the Indenture; or

•	change any obligation of us to maintain an office or agency in the place and for the purposes specified in the Indenture.

Defeasance

The Indenture will provide that we will be discharged from any and all obligations in respect of the New Notes (except for certain obligations to register the transfer or exchange of the New Notes, to replace stolen, lost or mutilated New Notes, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on the New Notes), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants in the United States in the case of U.S. government securities to pay the principal of (and premium, if any) and interest, if any, in respect of the New Notes on the stated maturity date of such principal and any installment of principal, or interest or premium, if any.

Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of (x) an opinion of counsel who is reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the beneficial owners of the New Notes and (y) an officer’s certificate meeting the requirements set forth in the Indenture. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, of the New Notes, other than our covenant to pay the amounts due and owing with respect to New Notes. Thereafter, any such omission shall not be an event of default with respect to the New Notes, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, in respect of the New Notes on the stated maturity date of such principal or installment of principal, or interest or premium, if any. Our obligations under the Indenture and the New Notes other than with respect to such covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance will not be deemed, or result in, a taxable event with respect to the beneficial owners of the New Notes.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the New Notes are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the New Notes at the time of the acceleration resulting from such event of default. We shall in any event remain liable for such payments as provided in the New Notes.

Satisfaction and Discharge

At our option, we may satisfy and discharge the Indenture with respect to the New Notes (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•

either (a) all New Notes previously authenticated and delivered under the Indenture have been delivered to the trustee for cancellation or (b) all New Notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on the New Notes;

•	we have paid or caused to be paid all other sums payable under the Indenture with respect to the New Notes; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture as to the New Notes have been satisfied.

Definitions

Under the Indenture:

•	“ACNTA” means (without duplication), as of the date of determination:

(a)	the sum of:

(i)

discounted future net revenue from proved crude oil and natural gas reserves of us and our subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the our most recently completed fiscal year, which reserve report is prepared or audited by independent petroleum engineers as to at least 80% of the value of the reserves covered thereby, provided, however, that in lieu of using commodities prices and costs determined under SEC guidelines in such reserve report and for all purposes of this definition, such discounted future net revenue shall be adjusted using NYMEX prices after giving further effect to commodity derivatives contracts in effect on the date of determination and estimates of costs in light of prevailing market conditions in effect as of the date of determination, in each case as determined in good faith by us, as increased by, as of the date of determination, the discounted future net revenue before any state or federal income taxes of:

(A) estimated proved crude oil and natural gas reserves of us and our subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(B) estimated proved crude oil and natural gas reserves of us and our subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year-end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above), in the case of the determination made under each of clauses (A) and (B) above, calculated in accordance with SEC guidelines (except utilizing commodities prices and costs as set forth above) before any state or federal income taxes, and as decreased by, as of the date of determination, the discounted future net revenue before any state or federal income taxes attributable to:

(C) estimated proved crude oil and natural gas reserves of us and our subsidiaries reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above) produced or disposed of since the date of such year-end reserve report, and

(D) reductions in the estimated proved crude oil and natural gas reserves of us and our subsidiaries reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above)

since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (except utilizing the commodities prices and costs as set forth above) before any state or federal income taxes;

provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D) above, such increases and decreases shall be as estimated in good faith by us;

(ii)

the capitalized costs that are attributable to crude oil and natural gas properties of us and our subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on our books and records as of a date no earlier than the date of our latest annual or quarterly financial statements;

(iii)	the net working capital, excluding unrealized gains and losses related to unsettled derivatives, on a date no earlier than the date of our latest annual or quarterly financial statements; and

(iv)

the greater of (I) the net book value on a date no earlier than the date of our latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers within the immediately preceding 12 months, of other tangible assets of us and our subsidiaries (provided that we shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(b)	to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(i)	minority interests;

(ii)	any net gas or other balancing liabilities of us and our subsidiaries reflected in the our latest audited consolidated financial statements;

(iii)

the discounted future net revenue, calculated in accordance with SEC guidelines (except utilizing the commodities prices and costs set forth above) before any state or federal income taxes, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of us and our subsidiaries with respect to volumetric production payments on the schedules specified with respect thereto; and

(iv)

the discounted future net revenue, calculated in accordance with SEC guidelines before any state or federal income taxes, attributable to reserves subject to dollar denominated production payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(i) (except utilizing the commodities prices and costs set forth above), would be necessary to satisfy fully the obligations of us and our subsidiaries with respect to dollar denominated production payments on the schedules specified with respect thereto.

For the avoidance of doubt, references in this definition to “oil and natural gas reserves” shall include any reserves attributable to natural gas liquids and other hydrocarbons.

•	“applicable premium” means, with respect to any note at the time of computation, the excess, if any, of:

•

the present value at such time of (i) the redemption price of the New Note at February 1, 2024, (such redemption price being set forth in the table appearing under “— Optional Redemption” above) plus (ii) all required interest payments due on the New Note through February 1, 2024,

(excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the treasury rate as of such time plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30-day months); over

•	the principal amount of the New Note.

•

“attributable debt” means, in respect of a sale and leaseback transaction, as at the time of determination, the present value (discounted at the interest rate borne by the New Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended); provided, however, that if such sale and leaseback transaction results in a finance lease obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “finance lease obligation.”

•

“borrowing base” means, with respect to borrowings under the credit agreement and any amendment to and/or modification or replacement thereof in the form of a reserve-based borrowing base credit facility, in each case with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency, the maximum amount determined or re-determined by the lenders thereunder as the aggregate lending value to be ascribed to the oil and gas properties and other assets of Southwestern Energy Company and its subsidiaries against which such lenders are prepared to provide loans, letters of credit or other indebtedness to Southwestern Energy Company and its subsidiaries under the Credit Agreement, using customary practices and standards for determining reserve-based loans and which are generally applied to borrowers in the oil and gas business by commercial lenders, as determined semi-annually during each year and/or on such other occasions as may be required or provided for by the credit agreement, and which is based upon, inter alia, the review by such lenders of the hydrocarbon reserves, royalty interests and assets and liabilities of Southwestern Energy Company and its subsidiaries.

•

“capital stock” means, as to any person, any and all shares, units of beneficial interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities or other indebtedness convertible into such equity.

•	“change of control” means the occurrence of any of the following:

•

any “person,” as such term is used in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting stock of Southwestern Energy Company; provided that a transaction in which Southwestern Energy Company becomes a subsidiary of another person shall not constitute a change of control if, immediately following such transaction, (i) the persons who were stockholders of Southwestern Energy Company immediately prior to such transaction continue to beneficially own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding voting stock of such other person of whom Southwestern Energy Company has become a subsidiary and (ii) no person other than such other person of whom Southwestern Energy Company has become a subsidiary beneficially owns, directly or indirectly, more than 50% of the voting power of the voting stock of Southwestern Energy Company;

•

the merger or consolidation of Southwestern Energy Company with or into another person or the merger of another person with or into Southwestern Energy Company, or the sale, lease or other disposition of all or substantially all the assets of Southwestern Energy Company (determined on a consolidated basis) to another person, other than (i) (A) a transaction following which in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting stock of Southwestern Energy Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving person (or any parent thereof) in such merger or consolidation transaction immediately after such transaction or (B) a transaction that would be permitted under the proviso to clause (a) of this definition of “change of control” or (b) in the case of a sale, lease or other disposition of all or substantially all assets transaction, a transaction in which each transferee becomes an obligor in respect of the New Notes and a subsidiary of the transferor of such assets; or

•	the adoption of a plan relating to the liquidation or dissolution of Southwestern Energy Company.

•

“change of control event” means the occurrence of either of the following: (i) if the New Notes do not have an investment grade rating from both of the rating agencies on the first day of the trigger period, the New Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the New Notes on the first day of the trigger period by both of the rating agencies on any date during the trigger period, or (ii) if the New Notes have an investment grade rating from both of the rating agencies on the first day of the trigger period, the New Notes cease to have an investment grade rating from both of the ratings agencies on any date during the trigger period; provided, however, that for so long as any of our existing senior notes are outstanding, if we are required to offer to purchase any such existing senior notes as a result of the occurrence of a change of control (as defined in such existing senior notes), then the occurrence of such change of control shall constitute a change of control event. For purposes of the foregoing, “existing senior notes” means our 4.10% senior notes due 2022, our 4.95% senior notes due 2025, our 7.50% senior notes due 2026, our 7.75% senior notes due 2027, our 8.375% senior notes due 2028 and our 5.375% Senior Notes due 2030.

If a rating agency is not providing a rating for the New Notes at the commencement of the trigger period, a change of control event shall be deemed to have occurred with respect to such rating agency as a result of the related change of control. Notwithstanding the foregoing, no change of control event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually occurred.

•

“Credit Agreement” means that certain Credit Agreement, dated as of April 26, 2018, by and among Southwestern Energy Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, in each case with one or more reserve-based borrowing base credit facilities with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency.

•

“credit facilities” means one or more debt facilities (including, without limitation, our senior credit facility), indentures or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors providing for debt financing, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced or refinanced (in each case with credit facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

•

“disqualified stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, in each case other than in exchange for capital stock of the Company (other than disqualified stock) or of any direct or indirect parent of the Company. Notwithstanding the preceding sentence, any capital stock that would constitute disqualified stock solely because the holders of the capital stock have the right to require the Company to repurchase or redeem such capital stock upon the occurrence of a change of control or an asset sale will not constitute disqualified stock if the terms of such capital stock provide that the Company may not repurchase or redeem any such capital stock pursuant to such provisions unless such repurchase or redemption complies with the Indenture. The amount of disqualified stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such disqualified stock, exclusive of accrued dividends.

•

“equity interests” of any person means (1) any and all capital stock of such person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such capital stock of such person, but excluding from all of the foregoing any debt securities convertible into equity interests, regardless of whether such debt securities include any right of participation with equity interests.

•

“equity offering” means a public or private sale of equity interests (excluding disqualified stock) of the Company or any direct or indirect parent of Southwestern Energy Company (provided that in the case of an equity offering by any direct or indirect parent of ours, the net cash proceeds are contributed to our equity capital of the Company) for cash, other than:

•	public offerings with respect to our or such parent’s common stock registered on Form S-4 or Form S-8; and

•	issuances to any subsidiary of ours.

•

“finance lease obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

•

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

•

“hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

•

“investment grade rating” means a rating equal to or greater than (i) BBB- by S&P or (ii) Baa3 by Moody’s or (iii) the equivalent thereof under any new ratings system if the ratings system of either such agency shall be modified after the date hereof, or (iv) the equivalent rating of any other ratings agency selected by Southwestern Energy Company as provided by the definition of ratings agency.

•	“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

•	“net working capital” means:

(a)	all current assets of us and our subsidiaries, minus

(b)	all current liabilities of us and our subsidiaries, except current liabilities included in indebtedness; in each case determined in accordance with GAAP.

•	“NYMEX prices” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month for a five year period

(or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such prices held constant thereafter based on the last quoted forward month price of such period, as such prices are (i) quoted on the New York Mercantile Exchange (or its successor) as of a date within 30 days of the date of determination and (ii) adjusted for energy content, quality and basis differentials; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

•

“oil and gas business” means (i) the acquisition, exploration, exploitation, development, production, treatment, operation, servicing, processing, refining and disposition of interests in oil, gas and other hydrocarbon properties (including the acquisition of properties and interests therein that we in our reasonable judgment deem necessary or appropriate for the activities described in the foregoing), (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, (iii) any business relating to exploration for or exploitation, development, production, treatment, operation, servicing, processing, refining, storage, transportation or marketing of oil, natural gas and other hydrocarbon product and other minerals and products produced in association therewith and (iv) any activity that is ancillary or incidental to or necessary or appropriate for the activities described in clauses (i) through (iii) of this definition.

•

“oil and gas properties” means all properties, including equity or other ownership interest therein, owned by such person or any of its subsidiaries which contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

•	“ordinary course lien” means any:

(a)	lien incurred in the ordinary course of business to secure the obtaining of advances or the payment of the deferred purchase price of property;

(b)	lien created by any interest or title of a lessor under any lease entered into by us or any subsidiary in the ordinary course of business and covering only the assets so leased;

(c)	liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(d)

lien that is a contractual right of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (b) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (c) relating to purchase orders and other agreements entered in the ordinary course of business;

(e)	oil, gas or mineral leases arising in the ordinary course of business where the liens arise from the rights of lessors;

(f)

customary initial deposits and margin deposits and similar liens attaching to commodity trading accounts or other brokerage accounts that are not for speculative purposes and arise in the ordinary course of business;

(g)	liens on cash and cash equivalents in favor of, and letters of credit issued for the benefit of, counterparties to swap agreements securing obligations under such swap agreements;

(h)

lien arising from the sale or other transfer in the ordinary course of business of (A) crude oil, natural gas, other petroleum hydrocarbons or other minerals in place for a period of time until, or in an amount such that, the purchaser or other transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (B) any other interest in property of the character commonly referred to as a “production payment,” “overriding royalty,” “forward sale” or similar interest;

(i)	liens which may be attached to undeveloped real estate not containing oil or gas reserves presently owned by us in the ordinary course of our real estate, sales development and rental activities;

(j)

liens in favor of the United States of America, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, refurbishing, developing or improving any property subject thereto, including without limitation, liens to secure indebtedness of pollution control or industrial revenue bond type; and

(k)

lien arising from any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of us or any subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of us or any subsidiary.

•

“principal transmission facility” means any transportation or distribution facility, including pipelines, of us or any subsidiary located in the United States of America other than (i) any such facility which in the opinion of our Board of Directors is not of material importance to the business conducted by us and its subsidiaries, taken as a whole, or (ii) any such facility in which interests are held by us or by one or more subsidiaries or by us and one or more subsidiaries and by others and the aggregate interest held by the Borrower and all Subsidiaries does not exceed 50%.

•

“productive property” means any property interest owned by us or any subsidiary in land (including submerged land and rights in and to oil, gas and mineral leases) located in the United States of America classified by us or such subsidiary, as the case may be, as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities; provided that such term shall not include any exploration or production facilities on said land, including any drilling or producing platform.

•

“ratings agency” means any of (1) Moody’s, (2) S&P, or (3) if S&P or Moody’s ceases to rate the New Notes or ceases to make a rating on the New Notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Section 3(a)(62) of the Exchange Act) then making a rating on the New Notes publicly available selected by Southwestern Energy Company (as certified by an officer’s certificate), which shall be substituted for S&P or Moody’s, as the case may be.

•

“sale and leaseback transaction” means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to us or our subsidiary of any property, whether owned at the date of the Indenture or thereafter acquired, which has been or is to be sold or transferred by us or such subsidiary to such person or to any other person to whom funds have been or are to be advanced by such person on the security of such property, in each case provided that the completion of construction or the commencement of commercial operation of the property subject to such transaction shall have occurred more than 180 days prior thereto.

•	“secured debt” means any indebtedness for borrowed money incurred, assumed or guaranteed by us or one of our subsidiaries that is secured by a lien.

•	“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.

•

“swap agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of us or any of our subsidiaries shall be a “swap agreement.”

•

“treasury rate” means, in respect of any redemption date, the yield to maturity, as of the time of computation, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two business days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2024; provided, however, that if the period from the redemption date to February 1, 2024, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the treasury rate no later than the second (and no earlier than the fourth) business day preceding the applicable redemption date (or, in the case of any redemption in connection with a defeasance of the New Notes or a satisfaction and discharge of the Indenture, on the business day preceding such event) and (b) prior to such redemption date, file with the trustee a statement setting forth the applicable premium and the treasury rate and showing the calculation of each in reasonable detail.

•

“trigger period” means the period commencing on the day of the first public announcement (the “announcement date”) by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which trigger period will be extended following consummation of a change of control for so long as either of the rating agencies has publicly announced that it is considering a possible ratings downgrade related to such change of control).

•	“volumetric production payments” mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

•

“voting stock” of a person means all classes of capital stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Governing Law

The New Notes and the Indenture will be governed by the laws of the State of New York.

Regarding the Trustee

Regions Bank will be the trustee under the Indenture. We maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business. We may, but need not, designate more than one trustee under the Indenture, each with respect to the New Notes. The trustee under the Indenture may resign or be removed with respect to the New Notes, and we may appoint a successor trustee to act with respect to the New Notes. We maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business.

The Indenture will not prohibit the trustee from serving as trustee under any other Indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to any indenture are in default, it must eliminate such conflict or resign.

Form, Book-Entry Procedures and Transfer

General

The New Notes will be issued initially only in the form of one or more global notes (collectively, the “global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the global notes may be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a global note in accordance with the certification requirements described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters, banks, trust companies, clearing corporations and certain other organizations). Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of the participants designated by the underwriters with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are participants may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank SA/NV, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, on, and interest, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the New Notes, including the global notes, are registered as the owners of the New Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of us, DTC or the trustee. Neither we nor the trustee will be liable for any delay by DTC or any of the participants or the indirect participants in identifying the beneficial owners of the New Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the New Notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The New Notes in physical, certificated form will be issued and delivered to, and registered in the name of, each person that DTC identifies as a beneficial owner of the related New Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•

certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default under the Indenture followed by a request from holders of the New Notes as provided in the Indenture.

The indenture permits us to determine at any time and in our sole discretion that the New Notes shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations relating to the exchange of Outstanding Notes for New Notes pursuant to the Exchange Offer, as of the date hereof. This discussion does not address specific tax considerations that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations (including private foundations), common trust funds, controlled foreign corporations, dealers or traders in securities or currencies, and persons in special situations, such as those who hold notes as part of a straddle, hedge, synthetic security, conversion transaction, constructive sale, or other integrated investment comprising notes and one or more other investments). In addition, this discussion does not describe any tax considerations arising under U.S. federal gift, estate or other tax laws, or under the tax laws of any state, local or foreign jurisdiction. The discussion below is based on the Internal Revenue Code of 1986, as amended, the U.S. Treasury Department regulations promulgated thereunder, published Internal Revenue Service rulings and administrative pronouncements, and published court decisions, each as in effect as of the date hereof and any of which may be subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Each holder is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations relating to the exchange of Outstanding Notes for New Notes and relating to the acquisition, ownership and disposition of the New Notes.

The exchange of an Outstanding Note for a New Note pursuant to the Exchange Offer will not constitute a “significant modification” of the Outstanding Note for U.S. federal income tax purposes and, accordingly, the New Note received by a holder will be treated as a continuation of the Outstanding Note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges a Outstanding Note for a New Note pursuant to the Exchange Offer and any such holder will have the same adjusted tax basis and holding period in the New Note as it had in the Outstanding Note immediately before the exchange. A holder who does not exchange its Outstanding Notes for New Notes pursuant to the Exchange Offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the Exchange Offer.

PLAN OF DISTRIBUTION

The Exchange Offer is not being made to, nor will we accept surrenders of Outstanding Notes for exchange from, holders of Outstanding Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

The distribution of this prospectus and the offer and sale of the New Notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the New Notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the New Notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the New Notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the New Notes issued in the Exchange Offer in exchange for the Outstanding Notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of each such holder’s business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of New Notes. This position does not apply to any holder that is:

•	an “affiliate” of Southwestern or the subsidiary guarantors within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer.

All broker-dealers receiving New Notes in the Exchange Offer are subject to a prospectus delivery requirement with respect to resales of the New Notes. Each broker-dealer receiving New Notes for its own account in the Exchange Offer must represent that the Outstanding Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the New Notes pursuant to the Exchange Offer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed to make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days after the Expiration Date. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of New Notes received in an exchange such as the exchanges pursuant to the Exchange Offer, if the Outstanding Notes for which the New Notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

We will not receive any proceeds from any sale of the New Notes by broker-dealers. Broker-dealers acquiring New Notes for their own accounts may sell the New Notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such New Notes.

Any broker-dealer that held Outstanding Notes acquired for its own account as a result of market-making activities or other trading activities, that received New Notes in the Exchange Offer, and that participates in a distribution of New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the

New Notes. Any profit on these resales of New Notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our participation in the Exchange Offer, including the reasonable fees and expenses of one counsel for the holders of Outstanding Notes and the initial purchasers, other than commissions or concessions of any broker-dealers and will indemnify holders of the Outstanding Notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

Certain legal matters with respect to the New Notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Houston, Texas.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Southwestern Energy Company for the year ended December 31, 2020 and the audited historical financial statements of Indigo Natural Resources LLC included in Southwestern Energy Company’s Current Report on Form 8-K dated July 2, 2021 have been so incorporated in reliance on the reports (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Montage Resources Corporation because it was acquired by Southwestern Energy Company in a purchase business combination during 2020) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Montage Resources Corporation incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Estimates of our oil and gas reserves and related future net cash flows and the present value thereof were based on a reserve audit prepared by Netherland, Sewell & Associates, Inc., Houston, Texas, an independent petroleum engineering firm. Those estimates are included or incorporated by reference in this prospectus in reliance upon the authority of such firm as an expert in such matters.

Estimates of Indigo Natural Resources LLC’s oil and gas reserves and related future net cash flows and the present value thereof were based on a reserve report prepared by Netherland, Sewell & Associates, Inc., Dallas, Texas, an independent petroleum engineering firm. Those estimates are included or incorporated by reference in this prospectus in reliance upon the authority of such firm as an expert in such matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification of Directors and Officers of the Issuer

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person has been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provisions will not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. No such provision will eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective. The limitations described above do not affect the ability of Southwestern or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.

Southwestern’s amended and restated certificate of incorporation and bylaws require indemnification of directors and officers to the full extent permitted by law, as now or hereafter in effect. The right to indemnification conferred by Southwestern will include the right to be paid by Southwestern the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

Southwestern’s bylaws require that any indemnification under Article VIII of its bylaws will be made only as authorized based on a determination that indemnification of the present or former director or officer is proper in the circumstances. Such determination will be made with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination will be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of Southwestern. To the extent, however, that a present or former director or officer of Southwestern has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Southwestern is authorized under its bylaws to purchase and maintain directors’ and officers’ insurance protecting Southwestern, any director, officer, employee or agent of Southwestern’s or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not Southwestern would have the power to indemnify such person against such liability under the provisions of Article VIII in the Southwestern Bylaws.

The Southwestern Bylaws and amended and restated certificate of incorporation also permit the Southwestern Board to provide indemnification or advancement of expenses to any of Southwestern’s employees or agents on a basis similar to those conferred in Article VIII of the Southwestern Bylaws to directors and officers of Southwestern.

Indemnification by the Subsidiary Guarantors

Delaware

Article VI of the Operating Agreement of SWN International, LLC requires indemnification of managers and officers to the full extent permitted by law, as now or hereafter in effect. The right to indemnification conferred by such company will include the right to be paid by such company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

Texas

Each Angelina Gathering Company, LLC, A.W. Realty Company, LLC, SWN Drilling Company, LLC, SWN E & P Services, LLC, SWN Energy Services Company, LLC, SWN Midstream Services Company, LLC, SWN Producer Services, LLC, SWN Production Company, LLC, SWN Production (Louisiana), LLC, SWN Production (Ohio), LLC, SWN Water Resources Company, LLC and SWN Well Services, LLC is organized as a limited liability company under the laws of the state of Texas. The Texas Business Organizations Code (“TBOC”) governs Texas limited liability companies. Section 8.051 of the TBOC states that: (a) An enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. (b) A court that determines, in a suit for indemnification, that a governing person, former governing person, or delegate is entitled to indemnification under this section shall order indemnification and award to the person the expenses incurred in securing the indemnification.

Section 8.052 states that:    (a) On application of a governing person, former governing person, or delegate and after notice is provided as required by the court, a court may order an enterprise to indemnify the person to the extent the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. (b) This section applies without regard to whether the governing person, former governing person, or delegate applying to the court satisfies the requirements of Section 8.101 or has been found liable: (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity. (c) The indemnification ordered by the court under this section is limited to reasonable expenses if the governing person, former governing person, or delegate is found liable: (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity.

Section 8.101 states that:    (a) An enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 if it is determined in accordance with Section 8.103 that: (1) the person: (A) acted in good faith; (B) reasonably believed: (i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests; and (ii) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests; and (C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful; (2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and (3) indemnification should be paid. (b) Action taken or omitted by a governing person or delegate with respect to an employee benefit plan in the performance of the person’s duties for a purpose reasonably believed by the person to be in the interest of the participants and beneficiaries of the plan is for a purpose that is not opposed to the best interests of the enterprise. (c) Action taken or omitted by a delegate to another enterprise for a purpose reasonably believed by the delegate to be in the interest of the other enterprise or its owners or members is for a purpose that is not opposed to the best interests of the enterprise. (d) A person does not fail to meet the standard under Subsection (a)(1) solely because of the termination of a proceeding by: (1) judgment; (2) order; (3) settlement; (4) conviction; or (5) a plea of nolo contendere or its equivalent.

Section 8.102 states that:    (a) Subject to Subsection (b), an enterprise may indemnify a governing person, former governing person, or delegate against: (1) a judgment; and (2) expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding. (b) Indemnification under this subchapter of a person who is found liable to the enterprise or is found liable because the person improperly received a personal benefit: (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding; (2) does not include a judgment, a penalty, a fine, and an excise or similar tax, including an excise tax assessed against the person with respect to an employee benefit plan; and (3) may not be made in relation to a proceeding in which the person has been found liable for: (A) willful or intentional misconduct in the performance of the person’s duty to the enterprise; (B) breach of the person’s duty of loyalty owed to the enterprise; or (C) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise. (c) A governing person, former governing person, or delegate is considered to have been found liable in relation to a claim, issue, or matter only if the liability is established by an order, including a judgment or decree of a court, and all appeals of the order are exhausted or foreclosed by law.

Section 8.105(b) states that:    An enterprise shall indemnify an officer to the same extent that indemnification is required under this chapter for a governing person.

Article 5 of each of the Company Agreement of A.W. Realty Company, LLC, Company Agreement of SWN Drilling Company, LLC, Amended and Restated Company Agreement of SWN E & P Services, LLC, Company Agreement of SWN Energy Services Company, LLC, Company Agreement of SWN Midstream Services Company, LLC, Amended and Restated Company Agreement of SWN Producer Services Company, LLC, Company Agreement of SWN Production Company, LLC, Company Agreement of SWN Water Resources Company, LLC and Amended and Restated Company Agreement of SWN Well Services, LLC states that such company will indemnify members or officers of such company against all matters for which indemnification would be provided to such member or officer under the Certificate of Incorporation and Bylaws of Southwestern Energy Company.

Article VI of the Operating Agreement of Angelina Gathering Company, LLC requires indemnification of managers or officers to the full extent permitted by law, as now or hereafter in effect. The right to indemnification conferred by the company will include the right to be paid by such comapny the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

Item 21. Exhibits.

(a)    Exhibits. The exhibits listed below in the “Exhibit Index” are part of this registration statement and are numbered in accordance with Item 601 of Registration S-K.

Item 22. Undertakings.

The following undertakings are made by each of the undersigned registrants:

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

3.1*	Amended and Restated Certificate of Incorporation of Southwestern Energy Company (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on May 24, 2010).

3.2*	Amended and Restated Bylaws of Southwestern Energy Company (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on November 13, 2015).

3.3*	Articles of Organization of Angelina Gathering Company, LLC.

3.4*	Operating Agreement of Angelina Gathering Company, LLC.

3.5*	Certificate of Formation of A.W. Realty Company, LLC.

3.6*	Company Agreement of A.W. Realty Company, LLC.

3.7*	Certificate of Formation of SWN Drilling Company, LLC.

3.8*	Company Agreement of SWN Drilling Company, LLC.

3.9*	Certificate of Formation of SWN E & P Services, LLC.

3.10*	Amended and Restated Company Agreement of SWN E & P Services, LLC.

3.11*	Certificate of Formation of SWN Energy Services Company, LLC.

3.12*	Company Agreement of SWN Energy Services Company, LLC.

3.13*	Certificate of Formation of SWN International, LLC.

3.14*	Operating Agreement of SWN International, LLC.

3.15*	Certificate of Formation of SWN Midstream Services Company, LLC.

3.16*	Company Agreement of SWN Midstream Services Company, LLC.

3.17*	Certificate of Formation of SWN Producer Services, LLC.

3.18*	Amended and Restated Company Agreement of SWN Producer Services, LLC.

3.19*	Certificate of Formation of SWN Production Company, LLC.

3.20*	Company Agreement of SWN Production Company, LLC.

3.21	Certificate of Formation of SWN Production (Louisiana), LLC.

3.22	Limited Liability Company Agreement of SWN Production (Louisiana), LLC.

3.23*	Certificate of Formation of SWN Production (Ohio), LLC.

3.24*	Limited Liability Company Agreement of SWN Production (Ohio), LLC.

3.25*	Certificate of Formation of SWN Water Resources Company, LLC.

3.26*	Company Agreement of SWN Water Resources Company, LLC.

3.27*	Certificate of Formation of SWN Well Services, LLC.

3.28*	Amended and Restated Company Agreement of SWN Well Services, LLC.

4.1*	Indenture by and among Southwestern Energy Company, SEECO, Inc. Southwestern Energy Production Company, Southwestern Energy Services Company and The Bank of New York Trust Company, N.A., as trustee, dated as of March 5, 2012 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed March 6, 2012).

Exhibit Number	Description of Exhibit

4.2*	First Supplemental Indenture, dated as of November 29, 2017 between Southwestern Energy Company and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed December 1, 2017).

4.3*	Second Supplemental Indenture, dated as of April 26, 2018 between Southwestern Energy Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on April 26, 2018).

4.4*	Third Supplemental Indenture, dated as of September 17, 2018 between Southwestern Energy Company and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on September 18, 2018).

4.5*	Fourth Supplemental Indenture, dated as of December 10, 2020 between Southwestern Energy Company and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.8 to our Annual Report on Form 10-K filed on March 1, 2021).

4.6	Fifth Supplemental Indenture, dated as of September 10, 2021 among Southwestern Energy Company, the guarantors named therein and the Bank of New York Mellon Trust Company, N.A., as trustee.

4.7*	Form of 4.10% Notes due 2022 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 6, 2012).

4.8*	Indenture, dated as of January 23, 2015 between Southwestern Energy Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on January 23, 2015).

4.9*	Second Supplemental Indenture, dated as of September 25, 2017 between Southwestern Energy Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.5 to our Current Report on Form 8-K filed on September 25, 2017).

4.10*	Third Supplemental Indenture, dated as of November 29, 2017 between Southwestern Energy Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on December 1, 2017).

4.11*	Fourth Supplemental Indenture, dated as of April 26, 2018 between Southwestern Energy Company, the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on April 26, 2018).

4.12*	Fifth Supplemental Indenture, dated as of December 3, 2018 between Southwestern Energy Company, the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.15 to our Annual Report on Form 10-K filed on March 1, 2021).

4.13*	Sixth Supplemental Indenture, dated as of December 10, 2020 between Southwestern Energy Company, the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.16 to our Annual Report on Form 10-K filed on March 1, 2021).

4.14	Seventh Supplemental Indenture, dated as of September 10, 2021 among Southwestern Energy Company, the guarantors named therein and Regions Bank, as trustee.

4.15*	Form of 4.95% Notes due 2025 (incorporated by reference to Exhibit 4.5 to our Current Report on Form 8-K filed on January 23, 2015)

4.16*	Indenture, dated as of September 25, 2017 between Southwestern Energy Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on September 25, 2017)

Exhibit Number	Description of Exhibit

4.17*	First Supplemental Indenture, dated as of September 25, 2017 between Southwestern Energy Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on September 25, 2017)

4.18*	Second Supplemental Indenture, dated as of April 26, 2018 between Southwestern Energy Company, the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on April 26, 2018).

4.19*	Third Supplemental Indenture, dated as of December 3, 2018 between Southwestern Energy Company, the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.16 to our Annual Report on Form 10-K filed on March 1, 2021).

4.20*	Fourth Supplemental Indenture, dated as of August 27, 2020 between Southwestern Energy Company, the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on August 27, 2020).

4.21*	Fifth Supplemental Indenture, dated as of December 10, 2020 between Southwestern Energy Company, the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.16 to our Annual Report on Form 10-K filed on March 1, 2021).

4.22*	Sixth Supplemental Indenture, dated as of August 30, 2021, among Southwestern Energy Company, the guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K filed on August 30, 2021).

4.23	Seventh Supplemental Indenture, dated as of September 10, 2021 among Southwestern Energy Company, the guarantors named therein and U.S. Bank National Association, as trustee.

4.24*	Form of 7.50% Notes due 2026 (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on September 25, 2017).

4.25*	Form of 7.75% Notes due 2027 (incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K filed on September 25, 2017).

4.26*	Form of 8.375% Notes due 2028. (Incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on August 27, 2020).

4.27*	Credit Agreement, dated as of April 26, 2018, among Southwestern Energy Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on April 27, 2018).

4.28*	Indenture dated August 30, 2021, between Southwestern Energy Company and Regions Bank, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on August 30, 2021).

4.29*	First Supplemental Indenture, dated as of August 30, 2021 among Southwestern Energy Company, the guarantors party therein and Regions Bank, as trustee (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on August 30, 2021).

4.30*	Second Supplemental Indenture dated as of September 3, 2021 among Southwestern Energy Company, the Security Guarantors party thereto and Regions Bank, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on September 3, 2021).

4.31	Third Supplemental Indenture, dated as of September 10, 2021 among Southwestern Energy Company, the guarantors named therein and Regions Bank, as trustee.

4.32*	Form of 5.375% Senior Notes due 2029 (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on September 3, 2021).

Exhibit Number	Description of Exhibit

4.33*	Exchange and Registration Rights Agreement, dated 3, 2021, among Southwestern Energy Company, the Guarantors thereto, J.P. Morgan Securities LLC and Credit Agricole Securities (USA) Inc. (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on September 3, 2021).

4.34	Indenture, dated as of February 2, 2021 among Indigo Natural Resources LLC, the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

4.35	First Supplemental Indenture, dated as of August 26, 2021 among Indigo Natural Resources LLC, the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

4.36	Form of 5.375% Notes due 2029.

5.1	Opinion of Skadden, Arps, Slate Meagher & Flom LLP.

22	List of Subsidiary Guarantors.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Southwestern Energy Company.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Auditors of Indigo Natural Resources LLC.

23.3	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm of Montage Resources Corporation.

23.4	Consent of Netherland, Sewell & Associates, Inc.

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney of Southwestern Energy Company (included on signature pages).

24.2*	Powers of Attorney of Subsidiary Guarantor Registrants (included on signature pages).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Regions Bank, as trustee under the indenture filed as Exhibit 4.2 above (incorporated by reference to Exhibit 25.1 to our Post-Effective Amendment No. 2 on Form S-3 filed on August 16, 2021).

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Spring, State of Texas, on October 12, 2021.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Carl Giesler, Jr.
	Name:	Carl Giesler, Jr.
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

* William J. Way	Director, President and Chief Executive Officer (Principal Executive Officer)	October 12, 2021

* Carl Giesler, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 12, 2021

* Colin P. O’Beirne	Vice President, Controller (Principal Accounting Officer)	October 12, 2021

* John D. Gass	Director	October 12, 2021

* Catherine A. Kehr	Director	October 12, 2021

* Greg D. Kerley	Director	October 12, 2021

* Patrick M. Prevost	Director	October 12, 2021

* Anne Taylor	Director	October 12, 2021

* S.P. Johnson IV	Director	October 12, 2021

* Denis J. Walsh III	Director	October 12, 2021

*By:	/s/ Chris Lacy
Chris Lacy
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Spring, State of Texas, on October 12, 2021.

Southwestern Energy Company, as sole member of:

A.W. REALTY COMPANY, LLC

SWN E & P SERVICES, LLC

SWN INTERNATIONAL, LLC

SWN MIDSTREAM SERVICES COMPANY, LLC

SWN PRODUCTION COMPANY, LLC

SWN PRODUCTION (LOUISIANA), LLC

SWN PRODUCTION (OHIO), LLC

SWN WATER RESOURCES COMPANY, LLC

By:	/s/ Carl Giesler, Jr.
Name:	Carl Giesler, Jr.
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

* Clay A. Carrell	President (Principal Executive Officer) of each of A.W. Realty Company, LLC, SWN E & P Services, LLC, SWN International, LLC, SWN Production Company, LLC, SWN Production (Louisiana), LLC, SWN Production (Ohio), LLC and SWN Water Resources Company, LLC	October 12, 2021

* Andy T. Huggins	President (Principal Executive Officer) of SWN Midstream Services Company, LLC	October 12, 2021

* Carl Giesler, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer) of each of A.W. Realty Company, LLC, SWN E & P Services, LLC, SWN International, LLC, SWN Midstream Services Company, LLC, SWN Production (Louisiana), LLC, SWN Production (Ohio), LLC and SWN Water Resources Company, LLC	October 12, 2021

Signature	Title	Date

* Colin P. O’Beirne	Vice President and Controller (Principal Accounting Officer) of each of A.W. Realty Company, LLC, SWN E & P Services, LLC, SWN International, LLC, SWN Midstream Services Company, LLC, SWN Production (Louisiana), LLC, SWN Production (Ohio), LLC and SWN Water Resources Company, LLC	October 12, 2021

* Carl Giesler, Jr.	Executive Vice President and Chief Financial Officer of Southwestern Energy Company in its capacity as the sole member of each of A.W. Realty Company, LLC, SWN E & P Services, LLC, SWN International, LLC, SWN Midstream Services Company, LLC, SWN Production (Louisiana), LLC, SWN Production (Ohio), LLC and SWN Water Resources Company, LLC	October 12, 2021

*By:	/s/ Chris Lacy
Chris Lacy
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Spring, State of Texas, on October 12, 2021.

Southwestern Energy Company in its capacity as sole member of SWN E&P Services, LLC, as sole member of: SWN WELL SERVICES, LLC

By:	/s/ Carl Giesler, Jr.
Name:	Carl Giesler, Jr.
Title:	Executive Vice President and Chief Financial Office

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

* Clay A. Carrell	President (Principal Executive Officer) of SWN Well Services, LLC	October 12, 2021

* Carl Giesler, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer) of SWN Well Services, LLC	October 12, 2021

* Colin P. O’Beirne	Vice President and Controller (Principal Accounting Officer) of SWN Well Services, LLC	October 12, 2021

* Carl Giesler, Jr.	Executive Vice President and Chief Financial Officer of Southwestern Energy Company in its capacity as sole member of SWN E & P Services, LLC in its capacity as the sole member of SWN Well Services, LLC	October 12, 2021

*By:	/s/ Chris Lacy
Chris Lacy
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Spring, State of Texas, on October 12, 2021.

Southwestern Energy Company in its capacity as sole member of SWN Midstream Services Company, LLC, as sole member of:

ANGELINA GATHERING COMPANY, LLC

SWN ENERGY SERVICES COMPANY, LLC

SWN PRODUCER SERVICES, LLC

By:	/s/ Carl Giesler, Jr.
Name:	Carl Giesler, Jr.
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

* Andy T. Huggins	President (Principal Executive Officer) of each of Angelina Gathering Company, LLC, SWN Energy Services Company, LLC and SWN Producer Services, LLC	October 12, 2021

* Carl Giesler, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer) of each of Angelina Gathering Company, LLC, SWN Energy Services Company, LLC and SWN Producer Services, LLC	October 12, 2021

* Colin P. O’Beirne	Vice President and Controller (Chief Accounting Officer) of each of Angelina Gathering Company, LLC, SWN Energy Services Company, LLC and SWN Producer Services, LLC	October 12, 2021

* Carl Giesler, Jr.	Executive Vice President and Chief Financial Officer of Southwestern Energy Company in its capacity as the sole member of Southwestern Midstream Services Company in its capacity as the sole member of each of Angelina Gathering Company, LLC, SWN Energy Services Company, LLC and SWN Producer Services, LLC	October 12, 2021

*By:	/s/ Chris Lacy
Chris Lacy
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Spring, State of Texas, on October 12, 2021.

Southwestern Energy Company in its capacity as sole member of SWN Production Company, as sole member of: SWN DRILLING COMPANY, LLC

By:	/s/ Carl Giesler, Jr.
Name:	Carl Giesler, Jr.
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

* Clay A. Carrell	President (Principal Executive Officer) of SWN Drilling Company, LLC	October 12, 2021

* Carl Giesler, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer) of SWN Drilling Company, LLC	October 12, 2021

* Colin P. O’Beirne	Vice President and Controller (Principal Accounting Officer) of SWN Drilling Company, LLC	October 12, 2021

* Carl Giesler, Jr.	Executive Vice President and Chief Financial Officer of Southwestern Energy Company in its capacity as sole member of SWN Production Company, LLC in its capacity as the sole member of SWN Drilling Company, LLC	October 12, 2021

*By:	/s/ Chris Lacy
Chris Lacy
Attorney-in-Fact